                                                                     EXHIBIT 2.1



                              TRANSACTION AGREEMENT



                                     BETWEEN



                                GERDAU STEEL INC.



                                       AND



                                   GERDAU S.A.



                                       AND



                                  CO-STEEL INC.









                                 AUGUST 12, 2002

                                TABLE OF CONTENTS

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                                  ARTICLE 1.
                                 INTERPRETATION

1.1.                       Definitions........................................................................    1
1.2.                       Interpretation Not Affected by Headings, etc.......................................   10
1.3.                       Rules of Construction..............................................................   10
1.4.                       Date For Any Action................................................................   10
1.5.                       Subsidiaries.......................................................................   10
1.6.                       Schedules..........................................................................   10
1.7.                       Accounting Matters.................................................................   10
1.8.                       Material Adverse Effect............................................................   11

                                   ARTICLE 2.
                                 THE TRANSACTION

2.1.                       The Transaction....................................................................   11
2.2.                       Approvals and Recommendations......................................................   11
2.3.                       Calling of Meeting.................................................................   12
2.4.                       Circular...........................................................................   12

                                   ARTICLE 3.
                            AMERISTEEL PLAN OF MERGER

3.1.                       Creation of Florida Co.............................................................   14
3.2.                       Merger of Gerdau USA and FLS Holdings..............................................   14
3.3.                       Registration Statement.............................................................   14
3.4.                       Gerdau USA Approval................................................................   14
3.5.                       Issuance of Co-Steel Shares........................................................   15
3.6.                       Notice of the Plan of Merger.......................................................   15

                                   ARTICLE 4.
                        PUBLICITY AND PROXY SOLICITATION

4.1.                       Publicity..........................................................................   15
4.2.                       Proxy Solicitation.................................................................   16

                                   ARTICLE 5.
                   REPRESENTATIONS AND WARRANTIES OF CO-STEEL

5.1.                       Organization and Standing..........................................................   16
5.2.                       Capitalization.....................................................................   17
5.3.                       Authority and No Conflicts.........................................................   17
5.4.                       Consents and Approvals.............................................................   18
5.5.                       No Defaults........................................................................   19
5.6.                       Absence of Certain Changes or Events...............................................   19
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                                     - ii -

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5.7.                       Public Disclosure..................................................................   20
5.8.                       Financial Statements and Financial Matters.........................................   20
5.9.                       Inventory Valuation................................................................   21
5.10.                      Indebtedness.......................................................................   21
5.11.                      As to Certain Contracts In and Out of the Ordinary Course..........................   21
5.12.                      Employment Matters.................................................................   22
5.13.                      Litigation.........................................................................   23
5.14.                      Tax Matters........................................................................   23
5.15.                      Pension and Employee Benefits......................................................   24
5.16.                      Title to Assets....................................................................   25
5.17.                      Title to Owned Real Property.......................................................   26
5.18.                      Leased Real Property...............................................................   26
5.19.                      Zoning and Other Matters Relating to Real Property.................................   26
5.20.                      Environmental Matters..............................................................   26
5.21.                      Compliance with Laws and Permits; Regulatory Matters...............................   28
5.22.                      Restrictions on Business Activities................................................   28
5.23.                      Customers and Suppliers............................................................   29
5.24.                      Insurance..........................................................................   29
5.25.                      Brokerage and Finders' Fees........................................................   29
5.26.                      Representations Complete...........................................................   29

                                   ARTICLE 6.
                    REPRESENTATIONS AND WARRANTIES OF GERDAU

6.1.                       Organization and Standing..........................................................   30
6.2.                       Capitalization.....................................................................   31
6.3.                       Authority and No Conflicts.........................................................   32
6.4.                       Consents and Approvals.............................................................   33
6.5.                       No Defaults........................................................................   33
6.6.                       Absence of Certain Changes or Events...............................................   33
6.7.                       Public Disclosure..................................................................   34
6.8.                       Financial Statements...............................................................   34
6.9.                       Inventory Valuation................................................................   36
6.10.                      Indebtedness.......................................................................   36
6.11.                      As to Certain Contracts In and Out of the Ordinary Course..........................   36
6.12.                      Employment Matters.................................................................   37
6.13.                      Litigation.........................................................................   38
6.14.                      Tax Matters........................................................................   38
6.15.                      Pension and Employee Benefits......................................................   39
6.16.                      Title to Assets....................................................................   40
6.17.                      Title to Owned Real Property.......................................................   40
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                                     - iii -

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6.18.                      Leased Real Property...............................................................   41
6.19.                      Zoning and Other Matters Relating to Real Property.................................   41
6.20.                      Environmental Matters..............................................................   41
6.21.                      Compliance with Laws and Permits; Regulatory Matters...............................   42
6.22.                      Restriction on Business Activities.................................................   43
6.23.                      Customers and Suppliers............................................................   43
6.24.                      Insurance..........................................................................   44
6.25.                      Brokerage and Finders' Fees........................................................   44
6.26.                      Representations Complete...........................................................   44

                                   ARTICLE 7.
                      REPRESENTATIONS AND WARRANTIES OF GERDAU S.A.

7.1.                       Public Disclosure..................................................................   44

                                   ARTICLE 8.
                      COVENANTS RELATING TO THE TRANSACTION

8.1.                       Covenants of Co-Steel..............................................................   45
8.2.                       Covenants of Gerdau S.A. and Gerdau................................................   49
8.3.                       Access to Information..............................................................   54
8.4.                       Physical Due Diligence.............................................................   56
8.5.                       Mutual Standstill..................................................................   56
8.6.                       Regulatory Approvals...............................................................   57
8.7.                       Third Party Consents...............................................................   58
8.8.                       Non-Solicitation of Alternative Proposals..........................................   58
8.9.                       Notice of Superior Proposal........................................................   60
8.10.                      Adjourning or Postponing the Meeting...............................................   61
8.11.                      Corporate Governance Matters.......................................................   61
8.12.                      Directors' and Officers' Insurance.................................................   63

                                   ARTICLE 9.
                                   CONDITIONS

9.1.                       Mutual Conditions..................................................................   63
9.2.                       Additional Conditions to the Obligations of Gerdau.................................   64
9.3.                       Additional Conditions to the Obligations of Co-Steel...............................   64
9.4.                       Closing Matters....................................................................   65

                                   ARTICLE 10.
                        TERMINATION, AMENDMENT AND WAIVER

10.1.                      Termination........................................................................   65
10.2.                      Effect of Termination..............................................................   67
10.3.                      Termination Fee and Expenses.......................................................   67
10.4.                      Amendment..........................................................................   68
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                                     - iv -


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10.5.                      Waiver.............................................................................   68

                                   ARTICLE 11.
                                     GENERAL

11.1.                      Investigation......................................................................   68
11.2.                      Survival of Representations and Warranties.........................................   68
11.3.                      Notices............................................................................   68
11.4.                      Assignment.........................................................................   70
11.5.                      Binding Effect.....................................................................   70
11.6.                      Further Assurances.................................................................   70
11.7.                      Expenses...........................................................................   70
11.8.                      Governing Law......................................................................   71
11.9.                      Time of Essence....................................................................   71
11.10.                     Entire Agreement...................................................................   71
11.11.                     Severability.......................................................................   71
11.12.                     Remedies...........................................................................   71
11.13.                     Counterparts.......................................................................   72


SCHEDULE A - REGULATORY APPROVALS AND CONSENTS

SCHEDULE B - AMERISTEEL PLAN OF MERGER

                              TRANSACTION AGREEMENT

     This agreement between Gerdau Steel Inc. ("Gerdau"), Gerdau S.A. and Co-Steel Inc. ("Co-Steel") dated as of August 12, 2002, as amended and restated on August 23, 2002, on September 12, 2002 and on September 30, 2002.

WHEREAS:

A. The board of directors of Co-Steel has determined that the Transaction is in the best interests of Co-Steel and fair to its shareholders and has agreed to recommend to Co-Steel Shareholders that they vote in favour of the Transaction and has determined to take all reasonable action to support and effect the Transaction.

B. The board of directors of Gerdau has determined that it is in the best interests of Gerdau to enter into this agreement and has determined to take all reasonable action to support and effect the Transaction.

          The parties agree as follows.

                                   ARTICLE 1.
                                 INTERPRETATION

1.1. DEFINITIONS.


     In this agreement:

     "AFFILIATE" has the meaning specified in the Securities Act;

     "ALTERNATIVE PROPOSAL" means (other than the Transaction or transactions permitted by section 8.1 of this agreement) (i) any merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, consolidation or business combination involving, directly or indirectly, Co-Steel or any of its Material Subsidiaries, (ii) any acquisition of assets representing 20% or more of the consolidated net revenues, net income or assets of Co-Steel and its Subsidiaries, taken as a whole (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in a single transaction or a series of related transactions, (iii) any acquisition of beneficial ownership of 20% or more of the then issued and outstanding Co-Steel Shares in a single transaction or a series of related transactions, (iv) any acquisition by Co-Steel of any assets or securities of another person (other than acquisitions of capital stock or assets or securities of any other person that, individually or in the aggregate, are not material to Co-Steel and its Subsidiaries, taken as a whole), or (v) any bona fide proposal, or public announcement of an intention, to do any of the foregoing, and includes any amendment to an Alternative Proposal;

     "AMERISTEEL" means AmeriSteel Corporation;

     "AMERISTEEL CREDIT FACILITY" has the meaning specified in the Gerdau Disclosure Letter;

     "AMERISTEEL FINANCIAL STATEMENTS" has the meaning specified in section
     6.8.3;

     "AMERISTEEL MANAGEMENT INCENTIVE PLANS" means AmeriSteel Equity Ownership Plan, AmeriSteel Employee Stock Purchase/SAR Plan, AmeriSteel Corporation 2000 Long Term Incentive Stakeholder Plan, AmeriSteel Corporation Strategic Value Added Executive Short-Term Incentive Plan and 1995 AmeriSteel Stock Purchase/Stock Option Plan;

     "AMERISTEEL OPTIONS" means the options to purchase shares of AmeriSteel granted under the AmeriSteel Management Incentive Plans;

     "AMERISTEEL PUBLIC DISCLOSURE DOCUMENTS" has the meaning specified in section 6.7.2;

     "APPROVAL DATE" means the date on which all of the approvals specified in sections 9.1.1, 9.1.3 and 9.1.4 have been obtained;

     "BUSINESS DAY" means any day other than a Saturday, Sunday or statutory holiday in Ontario;

     "CANADIAN GROUP FINANCIAL STATEMENTS" has the meaning specified in section 6.8.1;

     "CERCLA" has the meaning specified in section 5.20.1.5;

     "CHARGE" means any security interest, lien, charge, pledge, encumbrance, mortgage, hypothec, option, lease, license, right of possession, restrictive covenant, adverse claim or title retention agreement of any nature or kind;

     "CIRCULAR" means the notice of the Meeting and accompanying management information circular prepared by Co-Steel to be delivered to the Co-Steel Shareholders in connection with the Meeting;

     "CLOSING DATE" means the third Business Day after the Approval Date;

     "CLOSING TIME" means 8:00 a.m. on the Closing Date;

     "COMMISSIONER" means the Commissioner of Competition appointed under the Competition Act;

     "COMPETITION ACT" means the Competition Act (Canada), as amended, and includes the Regulations promulgated thereunder;

     "CONFIDENTIALITY AGREEMENT" means the confidentiality agreement dated May 17, 2002 between Co-Steel and Gerdau;

     "CO-STEEL CREDIT FACILITIES" means the credit agreements dated as of April 30, 2002 entered into as part of the debt restructuring of Co-Steel and certain of its Subsidiaries;

     "CO-STEEL DEBENTURES" means the 6.5% convertible unsecured subordinated debentures issued by Co-Steel pursuant to a Trust Indenture between Co-Steel and The R-M Trust Company dated April 23, 1997;

     "CO-STEEL DISCLOSURE LETTER" means the letter of disclosure dated the date of this agreement and signed by an authorized senior officer of Co-Steel and delivered by Co-Steel to Gerdau concurrently with this agreement;

     "CO-STEEL MANAGEMENT INCENTIVE PLANS" means the Co-Steel Executive Annual Incentive Plan, the Co-Steel Executive Long-Term Incentive Plan, the Co-Steel Executive Share Purchase Plan, the Amended and Restated Key Employee Share Loan Plan, the Stock Option Plan, the Co-Steel Annual Incentive Plan and the Equity Based (DSU) Incentive Plan for Non-Employee Directors;

     "CO-STEEL OPTIONS" means the options to purchase Co-Steel Shares granted under the Co-Steel Stock Option Plan;

     "CO-STEEL PLAN" has the meaning specified in section 5.15.1;

     "CO-STEEL PREMISES" means all real property, buildings and facilities, including any part of any such property, building or facility, owned, leased, or operated by Co-Steel and its Subsidiaries in connection with their businesses;

     "CO-STEEL PUBLIC DISCLOSURE DOCUMENTS" has the meaning specified in section 5.7.2;

     "CO-STEEL SHAREHOLDERS" means the holders of Co-Steel Shares;

     "CO-STEEL SHARES" means the common shares in the capital of Co-Steel;

     "ENVIRONMENT" means the ambient air, all layers of the atmosphere, surface water, underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms, and includes indoor spaces;

     "ENVIRONMENTAL LAW" means all federal, provincial, state, municipal or local statues, regulations, by-laws, Environmental Permits, orders, decrees or rules, and any policies or guidelines of any Regulatory Authority, and any requirements or obligations arising under the common law, relating to the Environment, the transportation of dangerous goods and occupational health and safety;

     "ENVIRONMENTAL PERMITS" means all permits, licences, approvals, consents, authorizations, registrations and certificates issued by or provided to, as the case may be, any Regulatory Authority pursuant to an Environmental Law;

     "EXPENSE FEE" means a payment in the amount of $2,500,000;

     "FLORIDA ACT" means the Florida Business Corporation Act;

     "FLORIDA CO." has the meaning specified in section 3.1;

     "FLS HOLDINGS" means FLS Holdings, Inc.;

     "GALLATIN" means the partnership between Co-Steel C.S.M. Corp. and Dofasco Gallatin Inc., carrying on business as Gallatin Steel Company;

     "GERDAU S.A. PUBLIC DISCLOSURE DOCUMENTS" has the meaning specified in section 7.1;

     "GERDAU COMPANIES" means Gerdau CS, Gerdau MH, Gerdau USA, AmeriSteel and each of their respective Subsidiaries including Gerdau MRM Steel Inc., GUSAP Partners, FLS Holdings, Inc., Gerdau MRM America Holding Corp., 3038482 Nova Scotia Company, Porter Bros. Corporation, MFT Acquisition Corp., PASUG Inc., AmeriSteel Bright Bar, Inc. and Mandak Car Crusher Inc.;

     "GERDAU CREDIT FACILITY" has the meaning given to the term in the Gerdau Disclosure Letter;

     "GERDAU CS" means Gerdau Courtice Steel Inc.;

     "GERDAU DISCLOSURE LETTER" means the letter of disclosure dated the date of this agreement and signed by an authorized senior officer of Gerdau and delivered by Gerdau to Co-Steel concurrently with this agreement;

     "GERDAU MH" means Gerdau MRM Holdings Inc.;

     "GERDAU PARTIES" means Gerdau and Gerdau S.A.;

     "GERDAU PLAN" has the meaning specified in section 6.15.1;

     "GERDAU PREMISES" means all real property, buildings and facilities, including any part of any such property, building or facility, owned, leased, or operated by the Gerdau Companies in connection with their businesses;

     "GERDAU USA" means Gerdau USA Inc.;

     "GOVERNING DOCUMENTS" means, with respect to any person, the letters patent, certificate or articles of incorporation, amalgamation, continuance or amendment, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, unanimous shareholder agreement or declaration or other similar governing documents of such person;

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States of America;

     "ICA" means the Investment Canada Act;

     "INDEPENDENT" means, for the purposes of section 8.11 a director that is not related (as defined by the TSX's Guidelines on Corporate Governance) to Co-Steel, Gerdau S.A. or their respective affiliates;

     "INFORMATION" has the meaning specified in section 8.3.1;

     "INTELLECTUAL PROPERTY" means trade marks and trade mark applications, trade names, certification marks, patents and patent applications, copyrights, know-how, formulae, processes, inventions, technical expertise, research data, trade secrets, industrial designs and other similar property, whether registered or unregistered, and includes computer software;

     "KNOWLEDGE" means, with respect to Gerdau, to the knowledge, after reasonable inquiry, of the individuals identified for this purpose in the Gerdau Disclosure Letter, and with respect to Co-Steel, to the knowledge, after reasonable inquiry, of the individuals identified for this purpose in the Co-Steel Disclosure Letter;

     "LAWS" means any law, statute, rule, regulation, by-law, judgment or order of general application, or any direction, policy, guideline, bulletin, ruling, judgment, order or requirement, including of a Regulatory Authority (whether or not having the force of law, but if it does not have the force of law being of a nature with which a prudent person would comply);

     "LIABILITY" means any liability, obligation, claim or cause of action of any kind or nature, whether absolute, accrued, contingent or other, including any liability, obligation, claim or cause of action arising pursuant to or as a result of any contract;

     "MANDAK" means Mandak Car Crusher Inc.;

     "MATERIAL CONTRACT" means any contract, agreement or commitment requiring payment of or having a fair market value in excess of $2,000,000 that is
     (i) made in the ordinary course of business if it requires or may require the provision to any person of goods or services, (ii) for the purchase of materials, supplies or services, (iii) for the purchase or sale of any equipment or fixed or capital assets or (iv) in the nature of a lease or agreement to lease whether as lessor or lessee, and whether in respect of real property or personal property;

     "MATERIAL PROPOSAL" means (other than the Transaction or transactions permitted by section 8.1 of this agreement): (i) any merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, consolidation or business combination involving, directly or indirectly, Co-Steel or any of its Material Subsidiaries, in any case with the effect that Co-Steel Shareholders own less than 50% of the resulting entity or the combined business; (ii) any acquisition of assets representing 50% or more of the consolidated net revenues, net income or assets of Co-Steel and its Subsidiaries, taken as a whole (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in a single transaction or a series of related transactions; (iii) any acquisition of beneficial ownership of 50% or more of the then issued and outstanding Co-Steel Shares in a single transaction or a series of related transactions; (iv) any acquisition by Co-Steel of any assets or securities of another person (other than acquisitions of capital stock or assets or securities of any other person that, individually or in the aggregate, have a value of 50% or less of the consolidated net revenues, net income or assets of Co-Steel and its Subsidiaries, taken as a whole);
     (v) any sale by Co-Steel or any of its Subsidiaries of two or more minimill facilities (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in a single transaction or a series of related transactions; or (vi) any bona fide proposal, or public announcement of an intention, to do any of the foregoing, and includes any amendment to a Material Proposal;

     "MATERIAL SUBSIDIARY" means a Subsidiary if (i) the assets of the Subsidiary and its Subsidiaries exceed 5% of the total assets of Co-Steel and its Subsidiaries on a consolidated basis as at December 31, 2001 or
     (ii) Co-Steel's direct or indirect equity interest in the income (before income taxes and extraordinary items) of the Subsidiary and its Subsidiaries exceeds 5% of such income of Co-Steel and its Subsidiaries on a consolidated basis during the fiscal year ended December 31, 2001;

     "MEETING" means the special meeting of Co-Steel Shareholders to consider the Transaction Resolution and the Name Change Resolution;

     "MONTEFERRO" means Monteferro Latina;

     "MRM AMERICA" means Gerdau MRM America Holding Corp.;

     "NAME CHANGE RESOLUTION" means a special resolution of the Co-Steel Shareholders to approve the change of Co-Steel's corporate name to Gerdau AmeriSteel Corporation at the Closing Time;

     "OBCA" means the Business Corporations Act (Ontario);

     "OSC" means the Ontario Securities Commission;

     "PERMITS" has the meaning specified in section 5.21.2.1;

     "PERMITTED CHARGES" means, with respect to any property or asset of any person, the following Charges:

          (a) any Charge for taxes, local improvement charges, levies, rates, assessments or utility charges not yet due or being contested in good faith by appropriate proceedings and for which a provision has been taken in accordance with Canadian or United States generally accepted accounting principles, as applicable;

          (b) any carriers, warehousemen, mechanics or materialmen's lien in respect of charges accruing in favour of any Person, so long as the charges are not yet due or are being contested in good faith by appropriate proceedings and for which a provision has been taken in accordance with Canadian or United States generally accepted accounting principles, as applicable;

          (c) undetermined or inchoate liens, privileges or charges incidental to current operations which have not at such time been filed pursuant to law against the Person's property or assets or which relate to obligations not due or delinquent;

          (d) any Charges in connection with all statutory liens, deemed trusts and preferred claims of any Person, including claims for employee wages, vacation pay, termination or severance pay, employee withholdings, pension plan contributions, workers' compensation assessments, municipal Taxes and claims by public utilities,

          (e) minor encumbrances and those municipal agreements, easements, rights of way, servitudes, rights in the nature of an easement, reservations, restrictions and other similar rights in land granted to or reserved by other persons, rights of way for sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties which do not in the aggregate materially detract from the value of the real properties or materially impair their use or operation as they are currently used;

          (f) Charges arising out of judgments or awards against such person with respect to which enforcement has been stayed and such person at the time shall currently be prosecuting an appeal or proceeding for review in good faith by appropriate proceedings diligently conducted and with respect to which such person has created adequate reserves or has adequate insurance protection; provided, however, that at no time may the aggregate dollar amount of such liens exceed $2,000,000;

          (g) any right reserved to or vested in any governmental authority by the terms of any lease, license, franchise, grant or permit acquired by the person, or by an statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other periodic payments as a condition of the continuance thereof;


          (h) security given by the person to a utility or any governmental authority when required by such utility or governmental authority in connection with the operations of the person and in the ordinary course of its business;

          (i) reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown or State, as applicable;

          (j) any Charge granted securing the obligations of any of the Gerdau Companies in connection with the Gerdau Credit Facility or the AmeriSteel Credit Facility;

          (k) any Charge granted securing the obligations of Co-Steel in connection with the Co-Steel Credit Facilities; and

          (l)  any Charge securing a purchase money obligation, provided that
               (a) no such Charge affects any property other than the property acquired by the incurring of such purchase money obligation; and
               (b) such Charge does not secure an amount in excess of the original purchase price of such property, less repayments made from time to time;

     provided, however, that no Charge described in clauses (a) through (l) above shall constitute a Permitted Charge, if such Charge materially detracts from the value of property of the person or materially impairs its use in the operation of the business of the person;

     "PERSON" includes any individual, firm, partnership, joint venture, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, unincorporated association or organization, Regulatory Authority, syndicate or other entity, whether or not having legal status;

     "PLAN OF MERGER" has the meaning specified in section 3.4;

     "PURCHASED SHARES" means (a) all of the issued and outstanding shares of Gerdau CS and Gerdau MH and (b) all of the issued and outstanding shares of Gerdau USA owned directly or indirectly by Gerdau;

     "RARITAN" means Co-Steel Raritan Inc.;

     "REGULATORY APPROVALS" means the rulings, consents, orders, exemptions, permits and other approvals of Regulatory Authorities as set out in Schedule A;

     "REGULATORY AUTHORITY" means any (i) supranational, multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency, association, institution, or other similar authority, (ii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, delegated by, or for the account of any of the foregoing, (iii) any industry self-regulatory organization or any stock exchange or (iv) any minister, secretary or other governmentally appointed individual, in each case whether domestic or foreign, and includes the Commissioner;

     "REPRESENTATIVES" means all employees, directors, officers, agents, lawyers, accountants and financial advisors of a party or the party's Subsidiaries;

     "SAYREVILLE" means Co-Steel Sayreville Inc.;

     "SEC" means the U.S. Securities and Exchange Commission;

     "SECURITIES ACT" means the Securities Act (Ontario);

     "SECURITIES LAWS" means the Securities Act, other Canadian provincial securities laws, United States federal and state securities laws and any other applicable Laws regulating the issuance of or the trading in securities;

     "SOLICITING AGENTS" has the meaning specified in section 4.2;

     "SUBSIDIARY" of any person means (i) any corporation or other entity of which securities or other owner ownership interests having voting power to elect a majority of the board of directors or of other persons performing similar functions are directly or indirectly owned or controlled by such person, (ii) any partnership of which such person or another of its Subsidiaries is a general partner or owns or controls, directly or indirectly, more than 50% of the ownership interests and (iii) in the case of the representations and warranties of Co-Steel contained in Article 5, includes Gallatin;

     "SUBSTANCE" means any substance or material which under any Environmental Law is defined to be "hazardous", "toxic", "deleterious", "caustic", "dangerous", a "contaminant", a "pollutant", a "dangerous good", a "waste", a "source of contamination" or a source of a "pollutant";

     "SUPERIOR PROPOSAL" means (other than the Transaction or transactions permitted by section 8.1 of this agreement) (i) any merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, consolidation or business combination involving, directly or indirectly, Co-Steel, (ii) any acquisition of assets representing 65% or more of the consolidated net revenues, net income or assets of Co-Steel and its Subsidiaries, taken as a whole (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in a single transaction or a series of related transactions, or (iii) any acquisition of beneficial ownership of 65% or more of the then issued and outstanding Co-Steel Shares in a single transaction or a series of related transactions; that (a) if completed in accordance with its terms, would result in or would reasonably be expected to result in a transaction more favourable to Co-Steel and its shareholders than the Transaction and (b) is reasonably capable of completion without undue delay;

     "TAX" and "TAXES" have the respective meanings specified in section 5.14.5;

     "TAX ACT" means the Income Tax Act (Canada);

     "TAX RETURNS" has the meaning specified in section 5.14.5;

     "TERMINATION FEE" means a fee of $8,000,000 payable in cash or, at the option of Co-Steel, Co-Steel Shares with the number of Co-Steel Shares being calculated based on 95% of the average closing price of a Co-Steel Share on the TSX on the three trading days prior to the termination date;

     "TRANSACTION" means the sale by Gerdau of the Gerdau Companies in exchange for Co-Steel Shares pursuant to this agreement;

     "TRANSACTION RESOLUTION" means a resolution of the Co-Steel Shareholders to approve the Transaction;

     "TSX" means the Toronto Stock Exchange;

     "USA FINANCIAL STATEMENTS" has the meaning specified in section 6.8.2;

     "U.S. EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended; and

     "U.S. TAX CODE" has the meaning specified in section 5.14.3.

1.2. INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.


     The division of this agreement into articles, sections and other parts and the use of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement.

1.3. RULES OF CONSTRUCTION.


     Unless otherwise specifically indicated or the context otherwise requires,
(i) all references to "dollars" or "$" mean Canadian dollars, (ii) all references to "US$" means U.S. dollars, (iii) words importing the singular include the plural and vice versa and words importing any gender include all genders, (iv) "include," "includes" and "including" are deemed to be followed by the words "without limitation" and (v) references to a statute are to the statute as amended or replaced from time to time and include any regulations, rules, guidelines, bulletins and policy statements made under the statute.

1.4. DATE FOR ANY ACTION.

     If the date on which any action is required to be taken under this agreement by either party is not a Business Day, that action will be required to be taken on the next day that is a Business Day.

1.5.SUBSIDIARIES.

     1.5.1. To the extent any covenants in this agreement relate, directly or indirectly, to a Subsidiary of either party, each such provision will be construed as a covenant by such party to cause such Subsidiary to perform the required action.

     1.5.2. To the extent any representations and warranties of Co-Steel in this agreement relate to Gallatin: (i) each such representation and warranty will be read as being given to the knowledge of Co-Steel; (ii) "knowledge" means the actual knowledge, after reasonable inquiries, of the individuals identified in the Co-Steel Disclosure Letter for this purpose; and (iii) "reasonable inquiry" is limited to review of the management reports provided to Co-Steel and its Subsidiaries (other than Gallatin) in respect of Gallatin.

1.6. SCHEDULES.

     The following are the Schedules attached to and forming part of this agreement:

     Schedule A -- Regulatory Approvals and Consents

     Schedule B -- AmeriSteel Plan of Merger

1.7. ACCOUNTING MATTERS.

     Unless otherwise stated, all accounting terms used in this agreement have the meanings attributed to them under Canadian generally accepted accounting principles and all determinations of an accounting nature required to be made will be made in a manner consistent with Canadian generally accepted accounting principles.

1.8. MATERIAL ADVERSE EFFECT.

     The term "material adverse effect" means, in respect of Gerdau or Co-Steel, any change, effect, event, occurrence or change in state of facts that is, or would reasonably be expected to be, material and adverse to the business, assets, Liabilities, financial condition, results of operations or prospects of the Gerdau Companies or Co-Steel and its Subsidiaries, in each case, taken as a whole, other than any change, effect, event, occurrence or change in state of facts relating to (i) general political, financial or economic conditions or the state of securities markets in general, including any reduction in major market indices, (ii) the North American steel industry in general, and not specifically relating to the Gerdau Companies or Co-Steel and its Subsidiaries, respectively, or (iii) changes in Laws of general applicability or interpretations of those Laws by Regulatory Authorities. For the purposes of interpreting the term "material adverse effect", a decrease in the market price or trading volume of the Co-Steel Shares will not constitute a "material adverse effect" unless such decrease is attributable to or arises as a consequence of any change, effect, event, occurrence or change in state of facts that would otherwise have a material adverse effect on Co-Steel.

                                   ARTICLE 2.
                                 THE TRANSACTION

2.1. THE TRANSACTION.

     2.1.1. At the Closing Time, Gerdau or one of its wholly-owned Subsidiaries shall sell, assign and transfer the Purchased Shares (or the shares of a wholly-owned Subsidiary that owns the Purchased Shares) to Co-Steel in exchange for 146,588,194 Co-Steel Shares less the number of Co-Steel Shares to be issued pursuant to section 3.5, on the terms and conditions set out in this agreement.

     2.1.2. Subject to the terms and conditions of this agreement, Co-Steel and the Gerdau Parties agree to the Transaction and will use, and each agrees that it will cause its respective Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to support approval of and to complete the Transaction.

     2.1.3. Gerdau and Co-Steel agree to file a joint election under subsection 85(1) of the Tax Act within the time prescribed in subsection 85(6) of the Tax Act, electing proceeds on the disposition of the Purchased Shares (or the shares of a wholly-owned Subsidiary that owns the Purchased Shares) equal to the adjusted cost base of those shares as determined for purposes of the Tax Act.

2.2. APPROVALS AND RECOMMENDATIONS.

     2.2.1. Co-Steel confirms that its board of directors, following consultation with its advisors, has determined unanimously:

          2.2.1.1. that the Transaction is fair to the Co-Steel Shareholders;

          2.2.1.2. that the Transaction is in the best interests of Co-Steel;
          and

          2.2.1.3. to recommend to the Co-Steel Shareholders that they vote to approve the Transaction Resolution and the Name Change Resolution.

     2.2.2. Co-Steel represents and warrants that its board of directors has obtained advice from its financial advisors, CIBC World Markets Inc., that the consideration to be received by Co-Steel in exchange for the Co-Steel Shares to be issued by Co-Steel pursuant to the Transaction is fair, from a financial point of view, to Co-Steel.

     2.2.3. Co-Steel covenants that the Circular will include, among other things, (i) the unanimous recommendation of the board of directors of Co-Steel as described in section 2.2.1.3, (ii) a statement that the members of the board of directors of Co-Steel have informed Co-Steel that they intend to vote the Co-Steel Shares held directly or indirectly by them in favour of the Transaction Resolution and the Name Change Resolution at the Meeting and (iii) the fairness opinion of CIBC World Markets Inc. to the effect that the consideration to be received by Co-Steel in exchange for the Co-Steel Shares to be issued by Co-Steel pursuant to the Transaction is fair, from a financial point of view, to Co-Steel.

     2.2.4. The parties agree that the approval of the Name Change Resolution or any other items requested by Gerdau to be put before Co-Steel Shareholders at the Meeting pursuant to section 2.3 at the Meeting is not a condition to closing the Transaction.

2.3. CALLING OF MEETING.

     Co-Steel will take all actions necessary under the OBCA and other applicable Laws to call, give notice of and hold the Meeting as soon as reasonably practicable, and in any event no later than 60 days after the date of this agreement (subject to (a) extension by mutual agreement of the parties, (b) delay caused by any failure of Gerdau to provide such information as it is required to provide pursuant to this agreement as may be requested by Co-Steel for purposes of the Circular or (c) as may result as a consequence of TSX prior review), on a date selected by Co-Steel, in consultation with Gerdau. The purpose of the Meeting will be to consider and vote on the Transaction Resolution, the Name Change Resolution and any other routine items of business or items dealing with options as reasonably requested by Gerdau and agreed by Co-Steel acting reasonably.

2.4. CIRCULAR.

     2.4.1. As soon as reasonably practicable and in any event within 15 days after the date of this agreement (subject to (a) extension by mutual agreement of the parties, (b) delay caused by any failure of Gerdau to provide such information as it is required to provide pursuant to this agreement and as may be requested by Co-Steel for purposes of the Circular or (c) as may result as a consequence of TSX prior review), Co-Steel will prepare the Circular together with any other documents required by the Securities Laws or other applicable Laws in connection with the approval of the Transaction Resolution and the Name Change Resolution by the Co-Steel Shareholders.

     2.4.2. Co-Steel will give Gerdau a reasonable opportunity to review and comment on the Circular and all other documentation referred to in section 2.4.1(including the form of proxy) and the Circular and any other documents must be in form and content satisfactory to Gerdau, acting reasonably, before the Circular or such documentation is sent to the Co-Steel Shareholders or filed as required by applicable Securities Laws.

     2.4.3. Co-Steel will cause the Circular and any other documentation required in connection with the Meeting to be sent to each Co-Steel Shareholder as required by applicable Laws and filed as required by applicable Securities Laws, in each case as soon as reasonably practicable after the date of this agreement and in any event no later than 20 days after the date of this agreement (subject to (a) extension by mutual agreement of the parties, (b) delay caused by any failure of Gerdau to provide such information as it is required to provide pursuant to this agreement as may be requested by Co-Steel for purposes of the Circular or
     (c) as may result as a consequence of TSX prior review).

     2.4.4. Except with respect to the information relating to and provided by Gerdau for inclusion in the Circular, Co-Steel will ensure that the Circular complies with all applicable Laws and, in particular, that the Circular does not contain any misrepresentation (as defined in the Securities Act). Gerdau will ensure that all information provided by it or the Gerdau Companies for inclusion in the Circular complies with all applicable Laws and does not contain any misrepresentation (as defined in the Securities Act). Gerdau will prepare all historical financial statements of the Gerdau Companies and will co-operate with Co-Steel in the preparation of all pro forma financial statements required by applicable Laws to be included in the Circular. Gerdau and Co-Steel will ensure that the historical and pro forma financial statements prepared by them for inclusion in the Circular present fairly the financial position of the applicable entity at the applicable time and are prepared in accordance with applicable Securities Laws and with Canadian generally accepted accounting principles. Co-Steel will ensure that the Circular provides Co-Steel Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting; provided, however, that Gerdau will provide all information required in respect of Gerdau and its affiliates (including the Gerdau Companies) in order that Co-Steel Shareholders will be provided with information in respect of Gerdau and its affiliates (including the Gerdau Companies) in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting. For this purpose, the parties shall refer to the disclosure that would be required in a prospectus if the Circular were a prospectus for guidance as to what is material, except as otherwise agreed by the other parties hereto, acting reasonably.

     2.4.5. Each of Gerdau and Co-Steel will promptly notify the other if at any time before or after the Meeting it becomes aware that the Circular or any application for any Regulatory Approval contains any misrepresentation (as defined in the Securities Act) or otherwise requires an amendment or supplement to the Circular or such application. In any such event, Gerdau and Co-Steel will cooperate in the preparation of a supplement or amendment to the Circular or other document and, if required, will cause it to be distributed to the Co-Steel Shareholders or filed with the relevant securities regulatory authorities.

                                   ARTICLE 3.
                            AMERISTEEL PLAN OF MERGER

3.1. CREATION OF FLORIDA CO.

     As soon as practicable after the Closing Date, and in any event no later than 3 days after the Closing Date, Co-Steel and Gerdau agree to, and shall cause Gerdau USA to, incorporate a wholly-owned subsidiary under the laws of the State of Florida ("Florida Co.").

3.2. MERGER OF GERDAU USA AND FLS HOLDINGS.

     On or before the Closing Date, Gerdau agrees to cause Gerdau USA to liquidate or wind-up FLS Holdings or complete a plan of merger which has the effect of making AmeriSteel a direct subsidiary of Gerdau USA.

3.3. REGISTRATION STATEMENT

     Co-Steel shall as soon as practicable and in any event no later than October 31, 2002, prepare and file with the SEC a registration statement containing a preliminary version of the prospectus to be sent to minority shareholders of AmeriSteel in connection with the Plan of Merger, Gerdau shall cooperate with Co-Steel in such preparation and filing, and Co-Steel and Gerdau will each use their commercially reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information and to file any amendments or supplements thereto as may be requested by the SEC or required by applicable Law. Co-Steel shall use commercially reasonable efforts to have such registration statement declared effective under the United States Securities Act of 1933, as amended, as promptly as practicable after such filing. Co-Steel shall also take any other action reasonably required to be taken under any applicable state Securities Laws in connection with the issuance of Co-Steel Shares under section 3.5.

3.4.  GERDAU USA APPROVAL.

     As soon as practicable after the later of the Closing Date, the completion of the actions required by sections 3.1, 3.2 and 3.3 and the effective date of the registration statement referred to in section 3.3, Co-Steel and Gerdau agree to, and shall cause Gerdau USA and its Subsidiaries to, approve a plan of merger, substantially in the form attached as Schedule B (the "Plan of Merger"), with the effect that:

     3.4.1. AmeriSteel will be the surviving corporation (as such term is defined in the Florida Act);

     3.4.2. the common shares of Florida Co. will be cancelled;

     3.4.3. the common shares of AmeriSteel, other than the common shares of AmeriSteel owned by Gerdau USA, will be converted into Co-Steel Shares based on the exchange ratio set out in the Plan of Merger; and

     3.4.4. the common shares of AmeriSteel owned by Gerdau USA will remain as common shares of the surviving corporation.

3.5. ISSUANCE OF CO-STEEL SHARES.

     Subject to approval of the Plan of Merger as contemplated by section 3.4, Co-Steel agrees to issue the required number of Co-Steel Shares to the shareholders of AmeriSteel, other than Gerdau USA, pursuant to the Plan of Merger.

3.6. NOTICE OF THE PLAN OF MERGER.

     3.6.1. As soon as practicable after the later of the approval of the Plan of Merger as contemplated in section 3.4, and the effective date of the registration statement referred to in section 3.3, Gerdau USA and Co-Steel agree to give notice of the Plan of Merger to the shareholders of Florida Co. and AmeriSteel, unless a shareholder waives such notice requirement, all in accordance with all applicable Laws.

     3.6.2. Co-Steel agrees not to deliver the articles of merger to the Department of State (as such term is defined in the Florida Act) for filing until at least 30 days after the date the notice was mailed to the shareholders of Florida Co. and AmeriSteel.

                                   ARTICLE 4.
                        PUBLICITY AND PROXY SOLICITATION

4.1. PUBLICITY.

     4.1.1. The Gerdau Parties and Co-Steel will consult with the other with respect to any press release or other public written statements by themselves or their respective Subsidiaries (including any statements to any of their respective employees, customers or suppliers) relating to the Transaction or this agreement with a view to achieving co-ordinated and consistent public news releases and other public written statements. None of the Gerdau Parties, Co-Steel nor their respective Subsidiaries will issue any such press release or make any such public written statement prior to consulting with the other, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with a stock exchange, but only after using its commercially reasonable efforts to consult the other party, taking into account the time constraints to which it is subject as a result of such Laws or obligations.

     4.1.2. Gerdau and Co-Steel will issue a joint press release immediately following the execution of this agreement.

     4.1.3. Co-Steel will provide Gerdau with a reasonable opportunity to review and comment on any material change report filed pursuant to applicable Canadian Securities Laws in respect of this agreement and the Transaction.

     4.1.4. Gerdau will provide Co-Steel with a reasonable opportunity to review and comment on any material change report, or similar report, filed by AmeriSteel pursuant to applicable Securities Laws in respect of this agreement and the Transaction.

     4.1.5. None of the Gerdau Parties, Co-Steel nor their respective Subsidiaries will make any public oral statements or announcements (including statements to any of their respective employees, customers or suppliers) which are inconsistent, as determined by the other party acting reasonably, with any of the public written statements issued under this section 4.1.

4.2. PROXY SOLICITATION.

     Co-Steel will retain, in consultation with Gerdau, one or more firms to act as proxy solicitation agents (the "Soliciting Agents") in connection with the Meeting to solicit proxies in favour of the Transaction. Co-Steel will be responsible for the cost of the Soliciting Agents.

                                   ARTICLE 5.
                   REPRESENTATIONS AND WARRANTIES OF CO-STEEL

     Co-Steel represents and warrants to Gerdau and Gerdau S.A. as follows, in each case except as set forth in the Co-Steel Disclosure Letter (and each disclosure in the Co-Steel Disclosure Letter shall be deemed to be disclosure for all purposes of this agreement):

5.1. ORGANIZATION AND STANDING.

     5.1.1. Co-Steel and each of its Material Subsidiaries has been duly incorporated, organized or formed and is validly existing under the Laws of its jurisdiction of incorporation, organization or formation and has full corporate power and authority to own, lease and operate its properties and to conduct its businesses as currently conducted, and is duly qualified, licensed or registered to carry on business in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or registered, except where, individually or in the aggregate, the failure to be so qualified, licensed or registered would not have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

     5.1.2. The Co-Steel Disclosure Letter contains a complete and accurate list of each of Co-Steel's Subsidiaries, together with (i) the nature of the legal organization of such person and (ii) the jurisdiction of organization or formation of such person. Except as set out in the Co-Steel Disclosure Letter, Co-Steel owns beneficially, directly or indirectly, all the outstanding shares (or equivalent equity or ownership interests) of its Subsidiaries and all such shares (or equivalent equity or ownership interests) are owned free of any Charges other than Permitted Charges.

     5.1.3. Co-Steel has made available to Gerdau complete and accurate copies of the governing documents (including all minutes and resolutions) for itself and Sayreville, Raritan, Co-Steel Distribution Canada Limited and Co-Steel USA Distribution Inc.

     5.1.4. None of Co-Steel or its Subsidiaries has any ownership interest in, or has agreed to acquire any ownership interest in, any person, other than a Subsidiary of Co-Steel or Gallatin, that is material to the consolidated financial position of Co-Steel.

5.2. CAPITALIZATION.

     5.2.1. The authorized capital of Co-Steel consists of (i) an unlimited number of non-voting preferred shares, issuable in series, and (ii) an unlimited number of Co-Steel Shares, of which the only shares outstanding are 51,503,960 Co-Steel Shares. 1,391,900 Co-Steel Options have been duly granted and are outstanding permitting the holders to purchase a total of 1,391,900 Co-Steel Shares and $125,000,000 principal amount of Co-Steel Debentures are outstanding and are convertible into 4,761,905 Co-Steel Shares. The Co-Steel Disclosure Letter includes an accurate list of outstanding Co-Steel Options that includes details about the date of grant, the option holders, the exercise prices, the expiry dates and other similar terms.

     5.2.2. All of the outstanding Co-Steel Shares have been duly authorized and were validly issued as fully paid and non-assessable shares, were not issued in violation of pre-emptive or similar rights or any other agreement binding on Co-Steel and were issued in compliance with all applicable Securities Laws and the governing documents of Co-Steel.

     5.2.3. Other than the Co-Steel Options and the Co-Steel Debentures and except as set out in the Co-Steel Disclosure Letter, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Co-Steel or any of its Subsidiaries to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any shares of Co-Steel or any of its Subsidiaries nor are there outstanding any securities or obligations of any kind of Co-Steel or any of its Subsidiaries which are convertible into or exercisable or exchangeable for any shares of Co-Steel or any of its Subsidiaries or any other person and none of Co-Steel or any of its Subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities (except in connection with internal financing transactions among Co-Steel and its wholly-owned operating Subsidiaries or as otherwise specifically permitted by sections 10.01(10), (11) and (12) of the Co-Steel Credit Facilities). Except as disclosed in the Co-Steel Disclosure Letter or pursuant to the Co-Steel Management Incentive Plans, none of Co-Steel or any of its Subsidiaries has outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments.

     5.2.4. No holder of securities issued by Co-Steel has any right to compel Co-Steel to register or otherwise qualify such securities for public sale in Canada or the United States.

5.3. AUTHORITY AND NO CONFLICTS.

     5.3.1. Co-Steel has all requisite corporate power and authority to enter into and to perform its obligations under this agreement. Co-Steel has taken all necessary corporate action to authorize the execution and delivery by it of, and the performance of its obligations under, this agreement.

     5.3.2. This agreement has been duly executed and delivered by Co-Steel and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally and by general principles of equity.

     5.3.3. None of the execution and delivery of this agreement by Co-Steel, the performance by it of its obligations under this agreement or the completion of the Transaction will:

          5.3.3.1. conflict with, or violate any provision of, the governing documents of Co-Steel or any of its Material Subsidiaries;

          5.3.3.2. subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Schedule A being made or obtained, violate or conflict with or result in a breach of any Laws applicable to Co-Steel or any of its Material Subsidiaries;

          5.3.3.3. subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in section 8.6 and Schedule A being made or obtained, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate or accelerate, or require any consent or waiver under, any agreement, mortgage, indenture, lease, license or other obligation or instrument to which Co-Steel or any of its Material Subsidiaries is a party or by which Co-Steel or any of its Material Subsidiaries or any of its or their property is bound or subject;

          5.3.3.4. result in the imposition of any Charge on any of Co-Steel's assets or the assets of any of its Material Subsidiaries; or

          5.3.3.5. result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Co-Steel or any Subsidiary or increase any benefits under any Co-Steel Plan or result in the acceleration of time of payments or vesting of any such benefits, including the time of exercise of Co-Steel Options, except, in the case of sections 5.3.3.2 through 5.3.3.5, as set out in the Co-Steel Disclosure Letter, and for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

5.4. CONSENTS AND APPROVALS.

     Except as set out in the Co-Steel Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Regulatory Authority is required by or with respect to Co-Steel or any of its Material Subsidiaries in connection with the execution and delivery of this agreement by Co-Steel, the performance of its obligations under this agreement or the completion of the Transaction other than (i) filings required under Securities Laws as contemplated by this agreement, (ii) any filings by Co-Steel in connection with the Regulatory Approvals, (iii) the Regulatory Approvals and consents relating to Co-Steel as set out in Schedule A to this agreement and (iv) any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

5.5. NO DEFAULTS.

     None of Co-Steel or any of its Material Subsidiaries is in default under or in violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination or acceleration of, any term, condition or provision of (i) their respective governing documents or (ii) any agreement, mortgage, indenture, lease, license or other obligation or instrument to which Co-Steel or any of its Material Subsidiaries is a party or by which Co-Steel or any of its Material Subsidiaries or any of its or their property is bound or subject, except, defaults, violations, terminations or accelerations that, individually or in the aggregate, would not have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

5.6. ABSENCE OF CERTAIN CHANGES OR EVENTS.

     Except as publicly announced or as disclosed in the Co-Steel Disclosure Letter or the Co-Steel Public Disclosure Documents filed prior to the date of this agreement, since December 31, 2001, each of Co-Steel and its Subsidiaries has conducted its business only in the ordinary course in a manner consistent with past practice and there has not been:

     5.6.1. any material change (as defined in the Securities Act) in its affairs or in its business, assets, liabilities, financial condition, results of operations or prospects;

     5.6.2. any acquisition, sale or transfer of any material assets of Co-Steel or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice;

     5.6.3. any change in accounting methods, practices, policies or principles (including any change in depreciation or amortization policies or rates) by Co-Steel or any of its Subsidiaries or any revaluation by Co-Steel of any of its or any of its Subsidiaries' assets;

     5.6.4. any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Co-Steel, or any direct or indirect redemption, purchase or other acquisition by Co-Steel of any of its shares;

     5.6.5. any failure by Co-Steel or any of its Subsidiaries to replenish its respective inventory in a usual and customary manner consistent with past practices over the last five years;

     5.6.6. any material contract entered into by Co-Steel or any of its Subsidiaries, other than in the ordinary course of business, or any material amendment or termination of, or default under, any material contract to which Co-Steel or any of its Subsidiaries is a party or by which it is bound;

     5.6.7. any agreement by Co-Steel or any of its Subsidiaries to do any of the things described in the preceding sections 5.6.1 through 5.6.6 (other than negotiations with Gerdau and its representatives regarding the Transaction); or

     5.6.8. any agreement or arrangement to take any action which, if taken prior to the date of this agreement, would have made any representation or warranty set forth in this agreement materially untrue or incorrect as of the date when made.

5.7. PUBLIC DISCLOSURE.

     5.7.1. Co-Steel is a reporting issuer under the Securities Act and other applicable Securities Laws and is not in material default of the requirements of the Securities Act or any such other applicable Canadian Securities Laws. The Co-Steel Shares and the Co-Steel Debentures are not listed on any stock exchange or to the knowledge of Co-Steel traded in any over-the-counter market other than the TSX.

     5.7.2. After giving effect to subsequent filings in relation to matters covered in earlier filings, the public filings made by Co-Steel under the Securities Act and other applicable Canadian Securities Laws since December 31, 2000 (the "Co-Steel Public Disclosure Documents") do not contain any misrepresentation (as defined in the Securities Act). The Co-Steel Public Disclosure Documents are all the filings required to be made since December 31, 2000 and, at the time filed, complied in all material respect with applicable Canadian Securities Laws. Co-Steel has not filed any confidential material change report with the OSC or any other securities authority or stock exchange which remains confidential.

5.8. FINANCIAL STATEMENTS AND FINANCIAL MATTERS.

     5.8.1. The consolidated financial statements of Co-Steel (including any related notes) included in any Co-Steel Public Disclosure Documents (i) have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved, (ii) comply in all material respects with the requirements of applicable Securities Laws and (iii) fairly present, in all material respects, the consolidated financial position of Co-Steel and the results of operations, changes in equity and changes in cash flows of Co-Steel on a consolidated basis as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal recurring year end adjustments, none of which will be material.

     5.8.2. Except as set out in the Co-Steel Disclosure Letter, none of Co-Steel or any of its Subsidiaries has any Liabilities or is a party to or bound by any agreement of guarantee, support, indemnification, assumption, or endorsement of, or any other similar commitment with respect to Liabilities, other than (i) Liabilities reflected in accordance with Canadian generally accepted accounting principles in Co-Steel's audited consolidated financial statements for the year ended December 31, 2001 and Co-Steel's unaudited financial statements for the periods ending March 31, 2002 and June 30, 2002,

     (ii) Liabilities incurred or arising since the date of such financial statements in the ordinary course of business consistent with past practice or (iii) Liabilities which would not, individually or in the aggregate, have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

5.9. INVENTORY VALUATION.

     The inventory of Co-Steel and it Subsidiaries reflected on the balance sheet forming part of Co-Steel's consolidated financial statements for the year ended December 31, 2001 was, and the current inventory of Co-Steel is, in usable and saleable condition in the ordinary course of business (other than alloys, refractories, rolls and guides used in the manufacturing process) and in the case of inventory reflected on such balance sheet at an amount not less than the amounts carried therein. The finished goods, work in process, raw materials and other materials and supplies included in such inventory are of a standard which is not lower than the generally accepted standard prevailing in the steel industry.

5.10. INDEBTEDNESS.

     Except as set out in the Co-Steel Public Disclosure Documents, neither Co-Steel nor any Subsidiary has outstanding any bonds, debentures, notes, mortgages or other indebtedness which mature more than one year after the date of their original creation or issuance and neither Co-Steel nor any Subsidiary has agreed to create or issue any bonds, debentures, notes, mortgages or other indebtedness which will mature more than one year after the date of their creation or issuance, other than with respect to internal financings among Co-Steel and its wholly-owned operating Subsidiaries or as otherwise specifically permitted by sections 10.01(10), (11) and (12) of the Co-Steel Credit Facilities.

5.11. AS TO CERTAIN CONTRACTS IN AND OUT OF THE ORDINARY COURSE.


     Except as set out in the Co-Steel Disclosure Letter, neither Co-Steel nor any of its Subsidiaries is a party to or bound by any:

     5.11.1. contracts or agreements with any officer, director, employee, shareholder or any other person with whom Co-Steel or any of its Subsidiaries is not dealing at arm's length (within the meaning of the Tax
     Act) or any affiliate of any of the foregoing, other than contracts of employment or contracts or agreements made solely between Co-Steel and any of its Subsidiaries or between any of the Subsidiaries;

     5.11.2. management agreement or similar contract, agreement or commitment;

     5.11.3. consulting, agency or similar contract, agreement or commitment which requires payment of more than $1,000,000;

     5.11.4. contract, agreement or commitment to make any gift of any of its property, other than donations made in the ordinary course of business, consistent with past practice;

     5.11.5. contract, agreement or commitment which materially adversely affects or could materially adversely affect Co-Steel or any of its Subsidiaries or their financial condition or any of their assets or is or could be materially burdensome to Co-Steel or any of its Subsidiaries;

     5.11.6. Material Contract; or

     5.11.7. contract, agreement or commitment which was not made in the ordinary course of business, consistent with past practice.

     For the purposes of the foregoing, if a particular contract, agreement or commitment falls within more than one of the categories established by sections 5.11.1 through 5.11.7, it need not be set out more than once in the Co-Steel Disclosure Letter.

5.12. EMPLOYMENT MATTERS.

     5.12.1. Except as described in the Co-Steel Disclosure Letter, none of Co-Steel or any of its Subsidiaries is a party to any employment, consulting, retention, severance or termination of employment agreement, oral or written, other than agreements providing for annual compensation of less than $150,000 or that may be terminated on reasonable notice or payment in lieu of notice in accordance with applicable Laws.

     5.12.2. Except for the Co-Steel Management Incentive Plans and as described in the Co-Steel Disclosure Letter, none of Co-Steel or any of its Subsidiaries have established and there are no current or former employees of Co-Steel entitled to participate in any incentive compensation, profit sharing, bonus, option, share purchase or share compensation plan.

     5.12.3. Except as described in the Co-Steel Disclosure Letter, none of Co-Steel or any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or any other labour contract applicable to any employees of Co-Steel or its Subsidiaries. There is no strike or labour dispute, slowdown, lockout or stoppage pending or, to the knowledge of Co-Steel, threatened against or affecting Co-Steel or any of its Subsidiaries. Except as disclosed in the Co-Steel Disclosure Letter, to the knowledge of Co-Steel, there are no current union organizing activities involving employees of Co-Steel.

     5.12.4. None of Co-Steel or any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or any other labour contract applicable to any employees of Co-Steel or its Subsidiaries that contains an extension of recognition clause or other provision requiring the employer to recognize the existing union as the bargaining agent for employees of any business acquired by the employer other than as a result of Co-Steel or its Subsidiaries employing such employees or as a result of a successful related or successor employer application being brought before the applicable Regulatory Authority as a result of such acquisition.

     5.12.5. Except as disclosed in the Co-Steel Disclosure Letter, there are no current or pending or, to the knowledge of Co-Steel, threatened proceedings involving Co-Steel or its Subsidiaries before any board or tribunal or claims with respect to employment and labour Laws, including employment and labour standards, unfair labour practices, employment discrimination, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations, other than such proceedings and claims which, individually or in the aggregate, would not have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

5.13. LITIGATION.

     Except as disclosed in the Co-Steel Disclosure Letter and as described in the Co-Steel Public Disclosure Documents, there are no claims, actions, proceedings or investigations pending or, to the knowledge of Co-Steel, threatened against Co-Steel or any of its Subsidiaries before any arbitrator or Regulatory Authority (and Co-Steel has no knowledge of any facts that are likely to give rise to any such claim, action, proceeding or investigation), including in relation to the sales or marketing of its products or the Environment, that would be reasonably expected to have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

5.14. TAX MATTERS.

     5.14.1. Except as disclosed in the Co-Steel Disclosure Letter, Co-Steel and each of its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it and all such Tax Returns are complete and correct in all material respects based on Co-Steel's reasonable filing position. Co-Steel and each of its Subsidiaries has paid all Taxes which are due and payable by it as reasonably determined by Co-Steel, other than those which are being contested in good faith and in respect of which adequate reserves have been provided, based on quantifiable Taxes assessed, in the most recently published financial statements of Co-Steel. Co-Steel's audited consolidated financial statements contain adequate provision, in accordance with Canadian generally accepted accounting principles, for Taxes payable in respect of each period covered by such financial statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. Co-Steel and each of its Subsidiaries has made adequate provision, in accordance with Canadian generally accepted accounting principles, in its books and records for any amount of Taxes material to Co-Steel on a consolidated basis and accruing in respect of any accounting period ending after the period covered by such financial statements.

     5.14.2. Except as disclosed in the Co-Steel Disclosure Letter, there are no actions, suits, proceedings, investigations or claims made (or, to the knowledge of Co-Steel, threatened) against Co-Steel or any of its Subsidiaries in respect of Taxes or any matters under discussion with any Regulatory Authority relating to Taxes asserted by any such authority, in each case, which may have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction. There have been no waivers of statutes of limitations or objections to any assessments or reassessments involving Taxes given, filed or requested with respect to Co-Steel or any of its Subsidiaries except in circumstances where the Taxes under objection have been paid or adequate provision for the payment thereof has been made.

     5.14.3. None of Co-Steel or any of its Subsidiaries (i) has made an election to be treated as a "consenting corporation" under section 341(f) of the United States Internal Revenue Code of 1986 (the "U.S. Tax Code") or
     (ii) is a party to any Tax sharing or other similar agreement or arrangement or any Tax indemnification agreement of any nature with any other person (other than in agreements with Co-Steel or any of its Subsidiaries) pursuant to which Co-Steel or any of its Subsidiaries has or could have any material liabilities in respect of Taxes. Co-Steel has not made an election under section 897(i) of the U.S. Tax Code to be treated as a domestic corporation for purposes of section 897, 1445 and 6039C of the U.S. Tax Code.

     5.14.4. Except as set out in the Co-Steel Disclosure Letter, Co-Steel and each of its Subsidiaries has collected, withheld and remitted all Taxes required to be collected, withheld and remitted by it in accordance with applicable Laws.

     5.14.5. "Tax" and "Taxes" means, with respect to any person (i) all taxes, charges, fees, levies or other assessments, including income taxes (including any tax on or based on net income, gross income, income as specially defined, earnings, profits or selected items of income, earning or profits), taxes under Part XII.3 of the Tax Act, capital taxes, gross receipts taxes, environmental taxes, taxes on registered investments or in respect of excessive holdings of foreign property, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, disability taxes, withholding taxes, payroll taxes, employment taxes, employer health, pension plan premiums, excise taxes, severance, social security premiums, workers' compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, alternative or add-on minimum taxes, goods and services taxes, customs duties or other taxes, fees, imposts, assessment or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (Canadian or foreign) on such entity, and any interest, fines, penalties, additional taxes and additions to tax imposed with respect to the foregoing and (ii) any Liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of section 6901 of the United States Internal Revenue Code or any other applicable Laws) of another entity or a member of an affiliated or combined group. "Tax Returns" means all returns, reports, information returns, tax slips and statements filed or required to be filed in connection with Taxes.

5.15. PENSION AND EMPLOYEE BENEFITS.

     5.15.1. The Co-Steel Disclosure Letter lists each registered or supplementary pension, retirement, profit sharing, bonus, savings, deferred compensation, stock option, purchase, appreciation, group insurance or other material employee or retiree benefit plan, program or arrangement, formal or informal, oral or written, maintained or contributed to by Co-Steel or any of its Subsidiaries (each plan, program or arrangement, together with the Co-Steel Management Incentive Plans a "Co-Steel Plan"). Each Co-Steel Plan has been administered, established, invested, operated and funded in material compliance with its terms and all applicable Laws and there are no unfunded liabilities in respect of such pension or retirement plans and all required contributions thereunder have been made in material compliance with all applicable Laws and the terms of such Co-Steel Plan. Correct and complete copies of all the Co-Steel Plans and all related documents

     (including current actuarial reports and draft actuarial reports relating to such Co-Steel Plans), or, where oral, correct and complete written summaries of their terms as set out in the Co-Steel Disclosure Letter have been provided to Gerdau.

     5.15.2. No amendments or improvements have been made or promised respecting
     (i) any Co-Steel Plan for which actuarial reports are prepared since the effective date of the last actuarial report relating to such plan, and (ii) any other Co-Steel Plan since December 31, 2001, in each case, other than those required by any Laws or the terms of any collective agreement.

     5.15.3. There have been no withdrawals of, or applications made to withdraw, surplus from any Co-Steel Plan, and all withdrawals and transfer of assets, and contribution holidays respecting any Co-Steel Plan, have been undertaken and completed in accordance with the relevant terms of each plan and all Laws.

     5.15.4. There has been no partial or full wind-up of any Co-Steel Plan, no event has occurred which would entitle any person to partially or fully wind-up, or require the partial or full winding-up, any Co-Steel Plan or which could adversely affect the registered or qualified tax status of, any Co-Steel Plan and the Transaction will not constitute a basis for a partial or full wind-up of any Co-Steel Plan.

     5.15.5. Except as disclosed in the Co-Steel Disclosure Letter, the assets of each Co-Steel Plan which is a registered pension plan are at least equal to the liabilities, contingent or otherwise, of such Co-Steel Plan on a going concern, solvency and wind-up basis and each such Co-Steel Plan is fully funded on a going concern, solvency and wind-up basis in accordance with its terms, applicable actuarial assumptions and methods and applicable Laws. Member data and asset information used in making the foregoing determinations was accurate and complete in all material respects at the time the foregoing determinations were made.

     5.15.6. Except as disclosed in the Co-Steel Disclosure Letter, no Co-Steel Plan is a multi-employer plan within the meaning of applicable pension Laws or the terms of any collective agreement. No commitments have been made to increase the benefits under any Co-Steel Plan, except as required by applicable Laws. No Co-Steel Plan may be required to be wound up, in whole or in part, have its registration revoked or be required to pay any material amounts of Taxes, fees or penalties under applicable Laws.

     5.15.7. Liabilities under the Co-Steel Plans which provide supplemental retirement benefits are properly accrued in Co-Steel's most recent financial statements.

5.16. TITLE TO ASSETS.

     5.16.1. Co-Steel and its Subsidiaries are the absolute beneficial owners of, and have good and marketable title, free of all Charges other than Permitted Charges, to all the assets (other than the real property referred to in section 5.17) owned by Co-Steel and its Subsidiaries used in connection with their respective businesses.

     5.16.2. All the physical assets of Co-Steel and its Subsidiaries are in reasonably good operating condition and in a state of reasonably good maintenance and repair having regard to the use to which the assets are put and the age thereof, except for such immaterial assets whose condition, taken individually or in the aggregate, would not have a material adverse effect on Co-Steel.

5.17. TITLE TO OWNED REAL PROPERTY.

     The Co-Steel Disclosure Letter contains a complete list of the municipal addresses (including a brief description of the size of parcel and type of improvements located on the property), and legal descriptions to the extent possible, for all of the real property owned by Co-Steel and its Subsidiaries. Co-Steel or one of its Subsidiaries is the absolute beneficial owner of, and has good and marketable title in fee simple to, such real property, free of all Charges, except for:

     5.17.2. Permitted Charges; and

     5.17.2. title defects which do not, in the aggregate, materially adversely affect the use of such real property as it is presently used by Co-Steel and its Subsidiaries.

     Each of the Charges has been complied with and is in good standing in all material respects.

5.18. LEASED REAL PROPERTY.

     The Co-Steel Disclosure Letter contains the municipal addresses for all of the premises used by Co-Steel and its Subsidiaries which are leased, subleased, licenced or otherwise occupied by Co-Steel and its Subsidiaries.

5.19. ZONING AND OTHER MATTERS RELATING TO REAL PROPERTY.

     5.19.1. The buildings, improvements and other structures located on the real property owned or leased by Co-Steel or its Subsidiaries and the operation and maintenance thereof, as now operated and maintained, comply in all material respects with all applicable Laws (except with respect to any non-compliance with Environmental Laws, as otherwise disclosed pursuant to this agreement); none of such buildings, improvements or other structures encroaches upon any land not owned or leased by Co-Steel or any of its Subsidiaries; and there are no restrictive covenants, municipal by-laws or other Laws which in any material way restrict or prohibit the use of such land, buildings, improvements or structures for the purposes for which they are presently being used.

     5.19.2. Except as set out in the Co-Steel Disclosure Letter, there are no expropriation, condemnation or similar proceedings, actual or threatened, of which Co-Steel or any of its Subsidiaries has received notice against any of the real property owned or leased by Co-Steel or any of its Subsidiaries or any part thereof.

5.20. ENVIRONMENTAL MATTERS.

     5.20.1. Except as disclosed in the Co-Steel Disclosure Letter or except as would not have a material adverse effect on Co-Steel,

          5.20.1.1. none of Co-Steel or any of its Subsidiaries, or any person has emitted, discharged, deposited or released or caused or permitted to be emitted, discharged, deposited or released, any Substances on or to the Co-Steel Premises, or in connection with the operation of the business of Co-Steel or any of its Subsidiaries, except in compliance with Environmental Law;

          5.20.1.2. the soil and subsoil, and the surface and ground water in, on or under the Co-Steel Premises do not contain any Substances, nor do the Co-Steel Premises contain any underground storage tanks; all Substances which have been or are being treated or stored on the Co-Steel Premises have been generated, treated and stored in compliance with Environmental Law;

          5.20.1.3. no polychlorinated biphenyls, asbestos containing materials, lead or urea-formaldehyde or has ever been on, at, or in under the Co-Steel Premises;

          5.20.1.4. none of Co-Steel or any of its Subsidiaries has permitted the Co-Steel Premises to be used for the disposal of any Substance;

          5.20.1.5. none of the Co-Steel Premises, nor any real property formerly owned by Co-Steel or any of its Subsidiaries, nor any real property to which Co-Steel or any of its Subsidiaries transported or arranged for the transportation of any Substances, are listed or proposed for listing on the National Priorities List promulgated pursuant to the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any similar state, provincial or foreign list of sites requiring investigation or remediation;

          5.20.1.6. none of Co-Steel or any of its Subsidiaries has generated, treated, transported, stored, recycled, discharged, emitted, disposed of or released any Substances, or arranged for the generation, treatment, transport, storage, recycling, discharge, emission, disposal or release of any Substances, at any onsite or offsite location, so as to give rise to any corrective or remedial obligation under any Environmental Law;

          5.20.1.7. none of Co-Steel or any of its Subsidiaries has received any notification that it is a potentially responsible party for investigation or remediation of any site, nor has it received any request for information with respect to such potential responsibility;

          5.20.1.8. all environmental Permits obtained by Co-Steel and its Subsidiaries in connection with the business of each are valid and in full force and effect; and

          5.20.1.9. there are no proceedings against or involving Co-Steel or any of its Subsidiaries, either in progress, pending or, to the knowledge of Co-Steel, threatened which allege the violation of, or non-compliance with, any Environmental Law.

     5.20.2. Co-Steel and its Subsidiaries have delivered or made available to Gerdau copies of all environmental reports and environmental audits, in each case disclosing any material environmental matter and in their possession, custody or control with respect to the Co-Steel Premises, their former real properties, and their operations.

     5.20.3. For greater certainty, the representations and warranties contained in sections 5.3.3, 5.4 and section 5.21 apply to Environmental Permits.

5.21. COMPLIANCE WITH LAWS AND PERMITS; REGULATORY MATTERS.

     5.21.1. Co-Steel and its Subsidiaries are in compliance with all applicable Laws (including Environmental Laws) except for any non-compliance which (alone or together with any other such non-compliance) has not had and would not reasonably be expected to have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

     5.21.2. Except as disclosed in the Co-Steel Disclosure Letter or as would not reasonably be expected to have a material adverse effect on Co-Steel,

          5.21.2.1. Co-Steel and its Subsidiaries hold all authorizations, licenses, registrations, permits, consents, certificates, approvals and orders (including all Environmental Permits) (collectively "Permits");

          5.21.2.2. all Permits are valid and in good standing, and are not subject to any qualifications or restrictions except for such standard qualifications and restrictions ordinarily imposed in connection with the issuance of these permits which qualifications or restrictions do not in any manner restrict or impair the business currently conducted by Co-Steel;

          5.21.2.3. no Permits are, and (on the basis of facts or circumstances known to Co-Steel at the date of this agreement) none would reasonably be expected to be, the subject of any suspension, modification or revocation or proceedings related thereto; and

          5.21.2.4. to the knowledge of Co-Steel, no facts, circumstances or conditions exist that would prevent the timely renewal of any Permits.

          5.21.3. Co-Steel and its Subsidiaries are not, and (on the basis of facts or circumstances known to Co-Steel at the date of this agreement) would not reasonably be expected to be, subject to any restrictive injunction or order of, or agreement with, any Regulatory Authority that (alone or together with other such matters) would reasonably be expected to have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

5.22. RESTRICTIONS ON BUSINESS ACTIVITIES.

     Except as set out in the Co-Steel Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding on Co-Steel or any of its Subsidiaries that has, or could be reasonably expected to have, the effect of prohibiting, restricting or materially impairing any current business practice of Co-Steel or any of its Material Subsidiaries or the conduct of business by Co-Steel or any of its Material Subsidiaries.

5.23. CUSTOMERS AND SUPPLIERS.

     Since December 31, 2001, there has been no termination or cancellation of, and no material modification or change in, the business relationship with any customer or group of customers which singly or in the aggregate provided more than 10% of the consolidated gross revenues of Co-Steel and its Subsidiaries for the fiscal year ended on December 31, 2001. Co-Steel has no reason to believe that the benefits of any relationship with any of the customers or suppliers of Co-Steel and its Subsidiaries will not continue after the Closing Date in substantially the same manner as prior to the date of this agreement.

5.24. INSURANCE.

     Co-Steel has furnished or made available to Gerdau true and complete copies of all the existing insurance policies of Co-Steel and its Material Subsidiaries, or evidence of the existence of such policies with accurate particulars of the policies of insurance maintained by Co-Steel and its Material Subsidiaries at the date of this agreement, including the name of the insurer, the risks insured against and the amount of coverage. All such policies are in full force and effect. None of Co-Steel or its Material Subsidiaries or, to the knowledge of Co-Steel, any of the other parties thereto, is in default or breach of, whether as to the payment of premiums or otherwise, nor has Co-Steel or its Material Subsidiaries received any notice of material default or termination under, any such policy and, to the knowledge of Co-Steel, there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach. There is no reason to believe that any of the existing insurance policies of Co-Steel and its Material Subsidiaries will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy.

5.25. BROKERAGE AND FINDERS' FEES.

     Except for Co-Steel's obligations to CIBC World Markets Inc., none of Co-Steel or any of its Subsidiaries has incurred or will incur any brokerage, finders' or similar fee in connection with the Transaction. Co-Steel has disclosed to Gerdau all the material financial and other terms of the retainer agreement with CIBC World Markets Inc. At the Closing Date, there will not be any material obligations of Co-Steel in favour of CIBC World Markets Inc., except as disclosed in the Co-Steel Disclosure Letter.

5.26. REPRESENTATIONS COMPLETE.

     None of the representations or warranties made by Co-Steel herein, including the Co-Steel Disclosure Letter, or in the Co-Steel Public Disclosure Documents, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE 6.
                    REPRESENTATIONS AND WARRANTIES OF GERDAU

     Gerdau represents and warrants to Co-Steel as follows, in each case except as set forth in the Gerdau Disclosure Letter (and each disclosure in the Gerdau Disclosure Letter shall be deemed to be disclosure for all purposes of this agreement):

6.1  ORGANIZATION AND STANDING.

     6.1.1. Each of Gerdau and the Gerdau Companies has been duly incorporated, organized or formed and is validly existing under the Laws of its jurisdiction of incorporation, organization or formation and has full corporate power and authority to own, lease and operate its properties and to conduct its businesses as currently conducted, and is duly qualified, licensed or registered to carry on business in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or registered, except where, individually or in the aggregate, the failure to be so qualified, licensed or registered would not have a material adverse effect on Gerdau or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

     6.1.2. The Gerdau Disclosure Letter contains a complete and accurate list of each of the Gerdau Companies, together with (i) the nature of the legal organization of such person and (ii) the jurisdiction of organization or formation of such person. Except as set out in the Gerdau Disclosure Letter, Gerdau or one or more of the Gerdau Companies owns beneficially, directly or indirectly, all the outstanding shares (or equivalent equity or ownership interests) of the Gerdau Companies and all such shares (or equivalent equity or ownership interests) are owned free of any Charges except for Permitted Charges.

     6.1.3. Except as disclosed in the Gerdau Disclosure Letter, Gerdau owns beneficially, directly or indirectly, all the outstanding Purchased Shares (or equivalent equity or ownership interests) and all such shares (or equivalent equity or ownership interests) are owned free of any Charges except for Permitted Charges.

     6.1.4. Except as disclosed in the Gerdau Disclosure Letter, after completion of the Transaction, Co-Steel will own, directly or indirectly, all of the shares of the Gerdau Companies.

     6.1.5. Gerdau has made available to Co-Steel complete and accurate copies of the governing documents (including all minutes and resolutions) for itself and each of Gerdau CS, Gerdau MH and Gerdau USA.

     6.1.6. Gerdau has made available to Co-Steel complete and accurate copies of the governing documents (including any minutes and resolutions since January 1, 1996) for AmeriSteel.

     6.1.7. None of the Gerdau Companies has any ownership interest in, or has agreed to acquire an ownership interest in, any person other than a Gerdau Company, that is material to the consolidated financial position of the Gerdau Companies.

6.2. CAPITALIZATION.

     6.2.1. The authorized capital of Gerdau CS consists of an unlimited number of common shares, of which the only shares outstanding are the 632,122 common shares held by Gerdau.

     6.2.2. The authorized capital of Gerdau MH consists of an unlimited number of common shares, of which the only shares outstanding are the 100,000 common shares held by Gerdau.

     6.2.3. The authorized capital of Gerdau USA consists of 1,000 common shares (with a par value of $0.01 per share) and 2,500 preferred shares (with a par value of $0.01 per share), of which the only shares outstanding are the 750 common shares held by Gerdau and the 250 common shares held by 3038482 Nova Scotia Company.

     6.2.4. The authorized capital of AmeriSteel consists of 100,000,000 shares of common stock, par value US$0.01 per share, and 10,000,000 shares of preferred stock, par value US$0.01 per share. The only shares outstanding are 10,336,372 common shares, of which 9,000,000 are held by FLS Holdings. The Gerdau Disclosure Letter lists all of the shareholders of AmeriSteel and the number of shares held by each. As of August 9, 2002, 297,457 AmeriSteel Options have been duly granted and are outstanding under the AmeriSteel Management Incentive Plans permitting the holders to purchase a total of 297,457 shares of AmeriSteel. Except as disclosed in the Gerdau Disclosure Letter, the Gerdau Disclosure Letter includes an accurate list of outstanding AmeriSteel Options that includes details about the date of grant, the option holders, the exercise prices, the expiry dates and other similar terms.

     6.2.5. The authorized capital of FLS Holdings consists of 1,000 common shares (with a par value of $0.1 per share), of which the only shares outstanding are the 200 common shares held by Gerdau USA.

     6.2.6. All of the Purchased Shares have been duly authorized and were validly issued as fully paid and non-assessable shares, were not issued in violation of pre-emptive or similar rights or any other agreement binding on any of the Gerdau Companies and were issued in compliance with all applicable Securities Laws and the governing documents of each of Gerdau CS, Gerdau MH and Gerdau USA.

     6.2.7. Except as set out in section 6.2.4 or as disclosed in the Gerdau Disclosure Letter, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Gerdau or any of the Gerdau Companies to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any shares of Gerdau or any of the Gerdau Companies nor are there outstanding any securities or obligations of any kind of Gerdau or any of the Gerdau Companies which are convertible into or exercisable or exchangeable for any shares of Gerdau or any of the Gerdau Companies or any other person and none of Gerdau or any of the Gerdau Companies has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities. Except as disclosed in the Gerdau Disclosure Letter, none of Gerdau or any of the Gerdau

     Companies has outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments.

     6.2.8. No holder of securities issued by Gerdau or any of the Gerdau Companies has any right to compel Gerdau or any of the Gerdau Companies to register or otherwise qualify such securities for public sale in Canada or the United States.

6.3. AUTHORITY AND NO CONFLICTS.

     6.3.1. Gerdau has all requisite corporate power and authority to enter into and to perform its obligations under this agreement. Gerdau has taken all necessary corporate action to authorize the execution and delivery by it of, and the performance of its obligations under, this agreement.

     6.3.2. This agreement has been duly executed and delivered by Gerdau and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally and by general principles of equity.

     6.3.3. None of the execution and delivery of this agreement by Gerdau, the performance by it of its obligations under this agreement or the completion of the Transaction will:

          6.3.3.1. conflict with, or violate any provision of, the governing documents of Gerdau or the Gerdau Companies;

          6.3.3.2. subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Schedule A being made or obtained, violate or conflict with or result in a breach of any Laws applicable to Gerdau or the Gerdau Companies;

          6.3.3.3. subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Section 8.6 and Schedule A being made or obtained, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate or accelerate, or require any consent or waiver under, any agreement, mortgage, indenture, lease, license or other obligation or instrument to which any of Gerdau or the Gerdau Companies is a party or by which any of Gerdau or the Gerdau Companies or any of its property is bound or subject;

          6.3.3.4. result in the imposition of any Charge on any of Gerdau's assets or the assets of the Gerdau Companies; or

          6.3.3.5. result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of the Gerdau Companies or increase any benefits under any Gerdau Plan or result in the acceleration of time of payments or vesting of any such benefits, including the time of exercise of AmeriSteel Options, except, in the case of sections 6.3.3.2 through 6.3.3.5, for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Gerdau or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of any of the Transaction.

6.4. CONSENTS AND APPROVALS.

     No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Regulatory Authority is required by or with respect to Gerdau or the Gerdau Companies in connection with the execution and delivery of this agreement by Gerdau, the performance of its obligations under this agreement, or the completion of the Transaction other than (i) filings required under Securities Laws as contemplated by this agreement, (ii) any filings by Gerdau in connection with the Regulatory Approvals, (iii) the Regulatory Approvals and consents relating to Gerdau as set out in Schedule A to this agreement and (iv) any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on Gerdau or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of any of the Transaction.

6.5. NO DEFAULTS.

     None of Gerdau or the Gerdau Companies is in default under or in violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination or acceleration of, any term, condition or provision of
(i) its governing documents or (ii) any agreement, mortgage, indenture, lease, license or other obligation or instrument to which Gerdau or any of the Gerdau Companies is a party or by which any of Gerdau or the Gerdau Companies or any of its property is bound or subject, except defaults, violations, terminations or accelerations that, individually or in the aggregate, would not have a material adverse effect on Gerdau or materially impair its ability to perform the obligation under this agreement or prevent or materially delay the consummation of any of the Transaction.

6.6. ABSENCE OF CERTAIN CHANGES OR EVENTS.

     Except as publicly announced or as disclosed in the Gerdau Disclosure Letter or in the AmeriSteel Public Disclosure Documents filed prior to the date of this agreement, since December 31, 2001, each of the Gerdau Companies has conducted its respective business only in the ordinary course in a manner consistent with past practice and there has not been:

     6.6.1. any material change (as defined in the Securities Act) in its affairs or in its business, assets, liabilities, financial condition, results of operations or prospects;

     6.6.2. any acquisition, sale or transfer of any material assets of any of the Gerdau Companies other than in the ordinary course of business and consistent with past practice;

     6.6.3. any change in accounting methods, practices, policies or principles (including any change in depreciation or amortization policies or rates), by any of the Gerdau Companies or any revaluation by any of the Gerdau Companies assets;

     6.6.4. any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of any of the Gerdau Companies, or any direct or indirect redemption, purchase or other acquisition by any of the Gerdau Companies of any of its shares;

     6.6.5. any failure by any of the Gerdau Companies to replenish its respective inventory in a usual and customary manner consistent with past practice over the last five years;

     6.6.6. any material contract entered into by any of the Gerdau Companies, other than in the ordinary course of business, or any material amendment or termination of, or default under, any material contract to which any of the Gerdau Companies is a party or by which it is bound;

     6.6.7. any agreement by any of the Gerdau Companies to do any of the things described in the preceding sections 6.6.1 through 6.6.6 (other than negotiations with Co-Steel and its representatives regarding the Transaction); or

     6.6.8. any agreement or arrangement to take any action which, if taken prior to the date of this agreement, would have made any representation or warranty set forth in this agreement materially untrue or incorrect as of the date when made.

6.7. PUBLIC DISCLOSURE.

     6.7.1. AmeriSteel is a registrant under the U.S. Exchange Act and is not in material default of the requirements of the U.S. Exchange Act or any such other applicable Securities Laws. The shares of AmeriSteel are not listed on any stock exchange or to the knowledge of Gerdau traded in any over-the-counter market.

     6.7.2. After giving effect to subsequent filings in relation to matters covered in earlier filings, the public filings made by AmeriSteel with the SEC since December 31, 2000 (the "AmeriSteel Public Disclosure Documents") do not contain any misrepresentation (as defined under applicable Securities Laws). The AmeriSteel Public Disclosure Documents are all the filings required to be made since December 31, 2000 and, at the time filed, complied in all material respect with applicable Securities Laws. AmeriSteel has not filed any confidential material change report with any securities authority or stock exchange which remains confidential.

6.8. FINANCIAL STATEMENTS.

     6.8.1. The combined financial statements of Gerdau CS and Gerdau MH (including any related notes) listed in the Gerdau Disclosure Letter (the "Canadian Group Financial Statements") (i) except as disclosed in the notes thereto, have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved (ii) except as disclosed in the notes thereto, represent the combined businesses of Gerdau CS, Gerdau MH and each of their respective Subsidiaries (excluding, for greater certainty, Gerdau USA and AmeriSteel and their respective Subsidiaries) and (iii) fairly present, in all material respects, the combined financial position of Gerdau CS and Gerdau MH and the results of operations, changes in equity and changes in cash flows of Gerdau CS and Gerdau MH as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal recurring year end adjustments, none of which will be material. Gerdau has made available to Co-Steel true and complete copies of the Canadian Group Financial Statements.

     6.8.2. The consolidated financial statements of Gerdau USA (including any related notes) listed in the Gerdau Disclosure Letter (the "USA Financial Statements") (i) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved, which, as applied to these companies, does not differ materially from Canadian generally accepted accounting principles except as Gerdau will disclose in the Circular and (ii) fairly present, in all material respects, the consolidated financial position of Gerdau USA and its Subsidiaries and the results of operations, changes in equity and changes in cash flows of Gerdau USA and its Subsidiaries on a consolidated basis as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal recurring year end adjustments, none of which will be material. Gerdau has made available to Co-Steel true and complete copies of the USA Financial Statements.

     6.8.3. The consolidated financial statements of AmeriSteel (including any related notes) (the "AmeriSteel Financial Statements") included in any AmeriSteel Public Disclosure Documents (i) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved, (ii) comply in all material respects with the requirements of applicable Securities Laws and (iii) fairly present, in all material respects, the consolidated financial position of AmeriSteel and the results of operations, changes in equity and changes in cash flows of AmeriSteel on a consolidated basis as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal recurring year end adjustments, none of which will be material. Gerdau has made available to Co-Steel true and complete copies of the AmeriSteel Financial Statements.

     6.8.4. None of the Gerdau Companies has any Liabilities or is a party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to Liabilities, other than (i) Liabilities reflected in accordance with Canadian generally accepted accounting principles in the Canadian Group Financial Statements and Liabilities reflected in accordance with U.S. generally accepted accounting principles in the USA Financial Statements or the AmeriSteel Financial Statements, (ii) Liabilities incurred or arising since the date of such financial statements in the ordinary course of business consistent with past practice or (iii) Liabilities which would not, individually or in the aggregate, have a material adverse effect on Gerdau or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

     6.8.5. There is no material information regarding the financial position and results of operations of the Gerdau Companies not reflected in any of the Canadian Group Financial Statements, the USA Financial Statements and the AmeriSteel Financial Statements taken together.

6.9. INVENTORY VALUATION.

     The inventory reflected on the balance sheet forming part of each of the Canadian Group Financial Statements, USA Financial Statements and AmeriSteel Financial Statements, in each case for the year ended December 31, 2001, was, and the current inventory of the Gerdau Companies is, in usable and saleable condition in the ordinary course of business (other than alloys, refractories, rolls and guides used in the manufacturing process) and in the case of inventory reflected on such balance sheet at an amount not less than the amounts carried therein. The finished goods, work in process, raw materials and other materials and supplies included in such inventory are of a standard which is not lower than the generally accepted standard prevailing in the steel industry.

6.10. INDEBTEDNESS.

     Except as set out in the USA Financial Statements, the Canadian Group Financial Statements or the AmeriSteel Financial Statements, none of the Gerdau Companies has outstanding any bonds, debentures, notes, mortgages or other indebtedness which mature more than one year after the date of their original creation or issuance and none of the Gerdau Companies has agreed to create or issue any bonds, debentures, notes, mortgages or other indebtedness which will mature more than one year after the date of their creation or issuance, other than with respect to internal financings among Gerdau and the Gerdau Companies.

6.11. AS TO CERTAIN CONTRACTS IN AND OUT OF THE ORDINARY COURSE.


     Except as set out in the Gerdau Disclosure Letter, none of the Gerdau Companies is a party to or bound by any:

     6.11.1. contracts or agreements with any officer, director, employee, shareholder or any other person with whom any of the Gerdau Companies or any of their Subsidiaries is not dealing at arm's length (within the meaning of the Tax Act) or any affiliate of any of the foregoing, other than contracts of employment or contracts or agreements made solely between any of the Gerdau Companies and any of their Subsidiaries or between any of the Subsidiaries;

     6.11.2. management agreement or similar contract, agreement or commitment;

     6.11.3. consulting, agency or similar contract, agreement or commitment which requires payment of more than $1,000,000;

     6.11.4. contract, agreement or commitment to make any gift of any of its property, other than donations made in the ordinary course of business, consistent with past practice;

     6.11.5. contract, agreement or commitment which materially adversely affects or could materially adversely affect any of the Gerdau Companies or any of their Subsidiaries or their financial condition or any of their assets or is or could be materially burdensome to any of the Gerdau Companies or any of their Subsidiaries;

     6.11.6. Material Contract; or

     6.11.7. contract, agreement or commitment which was not made in the ordinary course of business, consistent with past practice.

     For the purposes of the foregoing, if a particular contract, agreement or commitment falls within more than one of the categories established by sections
6.11.1 through 6.11.7, it need not be set out more than once in the Gerdau Disclosure Letter.

6.12. EMPLOYMENT MATTERS.

     6.12.1. Except as described in the Gerdau Disclosure Letter or disclosed in writing to Co-Steel, none of the Gerdau Companies is a party to any employment, consulting, retention, severance or termination of employment agreement, oral or written, other than agreements providing for annual compensation of less than $150,000 or that may be terminated on reasonable notice or payment in lieu of notice in accordance with applicable Laws.

     6.12.2. Except for the AmeriSteel Management Incentive Plans and as disclosed in the Gerdau Disclosure Letter, none of the Gerdau Companies has established and there are no current or former employees of any of the Gerdau Companies entitled to participate in any incentive compensation, profit sharing, bonus, option, share purchase or share compensation plan.

     6.12.3. Except as disclosed in the Gerdau Disclosure Letter, none of the Gerdau Companies is a party to, or bound by, any collective bargaining agreement or any other labour contract applicable to any employees of the Gerdau Companies. There is no strike or labour dispute, slowdown, lockout or stoppage pending or, to the knowledge of Gerdau, after appropriate inquiries and investigations, threatened against or affecting any of the Gerdau Companies. To the knowledge of Gerdau, there are no current union organizing activities involving employees of the Gerdau Companies.

     6.12.4. None of the Gerdau Companies is a party to, or bound by, any collective bargaining agreement or any other labour contract applicable to any employees of the Gerdau Companies that contains an extension of recognition clause or other provision requiring the employer to recognize the existing union as the bargaining agent for employees of any business acquired by the employer other than as a result of the Gerdau Companies employing such employees or as a result of a successful related or successor employer application being brought before the applicable Regulatory Authority as a result of such acquisition.

     6.12.5. There are no current or pending or, to the knowledge of Gerdau, threatened proceedings involving the Gerdau Companies before any board or tribunal or claims with respect to employment and labour Laws, including employment and labour standards, unfair labour practices, employment discrimination, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations, other than such proceedings and claims which, individually or in the aggregate, would not have a material adverse effect on Gerdau or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

6.13. LITIGATION.

     Except as disclosed in the Gerdau Disclosure Letter, there are no claims, actions, proceedings or investigations pending or, to the knowledge of Gerdau, threatened against any of the Gerdau Companies before any arbitrator or Regulatory Authority (and Gerdau has no knowledge of any facts that are likely to give rise to any such claim, action, proceeding or investigation), including in relation to the sales or marketing of its products or the Environment, that would be reasonably expected to have a material adverse effect on any of the Gerdau Companies or materially impair Gerdau's ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

6.14. TAX MATTERS.

     6.14.1. Except as disclosed in the Gerdau Disclosure Letter, each of the Gerdau Companies has duly and timely filed all Tax Returns required to be filed by it and all such Tax Returns are complete and correct in all material respects based on such Gerdau Company's reasonable filing position. Each of the Gerdau Companies has paid all Taxes which are due and payable by it as reasonably determined by such Gerdau Company, other than those which are being contested in good faith and in respect of which adequate reserves have been provided, based on quantifiable Taxes assessed in the audited financial statements of each of the Gerdau Companies. Each of the Canadian Group Financial Statements, USA Financial Statements and AmeriSteel Financial Statements for the most recent period contains adequate provision, in accordance with U.S. or Canadian generally accepted accounting principles, as applicable, for Taxes payable in respect of each period covered by such financial statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns and there is nothing material not reflected in such financial statements. Each of the Gerdau Companies has made adequate provision, in accordance with U.S. or Canadian generally accepted accounting principles, as applicable, in its respective books and records for any amount of Taxes material to the Gerdau Companies on a consolidated basis and accruing in respect of any accounting period ending after the period covered by such financial statements.

     6.14.2. Except as described in the Gerdau Disclosure Letter, there are no actions, suits, proceedings, investigations or claims made (or, to the knowledge of Gerdau, threatened) against any of the Gerdau Companies in respect of Taxes or any matters under discussion with any Regulatory Authority relating to Taxes asserted by any such authority, in each case, which may have a material adverse effect on Gerdau or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction. There have been no waivers of statutes of limitations or objections to any assessments or reassessments involving Taxes given, filed or requested with respect to any of the Gerdau Companies except in circumstances where the Taxes under objection have been paid or adequate provision for the payment thereof has been made.

     6.14.3. None of the Gerdau Companies (i) has made an election to be treated as a "consenting corporation" under section 341(f) of the United States Internal Revenue Code of 1986 (the "U.S. Tax Code") or (ii) is a party to any Tax sharing or other similar agreement or arrangement or any Tax indemnification agreement of any nature with any other person (other than in agreements with any of the Gerdau Companies) pursuant to which any of the Gerdau Companies has or could have any material liabilities in respect of Taxes. None of the Gerdau Companies has made an election under section 897(i) of the U.S. Tax Code to be treated as a domestic corporation for purposes of section 897, 1445 and 6039C of the U.S. Tax Code.

     6.14.4. Each of the Gerdau Companies has collected, withheld and remitted all Taxes required to be collected, withheld and remitted by it in accordance with applicable Laws.

6.15. PENSION AND EMPLOYEE BENEFITS.

     6.15.1. The Gerdau Disclosure Letter lists each registered or supplementary pension, retirement, profit sharing, bonus, savings, deferred compensation, stock option, purchase, appreciation, group insurance or other material employee or retiree benefit plan, program or arrangement, formal or informal, oral or written, maintained or contributed to by any of the Gerdau Companies (each plan, program or arrangement, together with the AmeriSteel Management Incentive Plans an "Gerdau Plan"). Except as disclosed in the Gerdau Disclosure Letter, each Gerdau Plan has been administered, established, invested, operated and funded in material compliance with its terms and all applicable Laws and there are no unfunded liabilities in respect of such pension or retirement plans and all required contributions thereunder have been made in material compliance with all applicable Laws and the terms of such Gerdau Plan. Correct and complete copies of all the Gerdau Plans and all related documents (including current actuarial reports and draft actuarial reports relating to such Gerdau Plans), or, where oral, correct and complete written summaries of their terms as set out in the Gerdau Disclosure Letter have been provided to Co-Steel.

     6.15.2. Except as disclosed in the Gerdau Disclosure Letter or as permitted by section 8.2 no amendments or improvements have been made or promised respecting (i) any Gerdau Plan for which actuarial reports are prepared since the date of the last actuarial report relating to such plan, and (ii) any other Gerdau Plan since December 31, 2001, in each case, other than those required by any Laws or the terms of any collective agreement.

     6.15.3. There have been no withdrawals of, or applications made to withdraw, surplus from any Gerdau Plan, and all withdrawals and transfer of assets, and contribution holidays respecting any Gerdau Plan, have been undertaken and completed in accordance with the relevant terms of each plan and all Laws.

     6.15.4. Except as disclosed in the Gerdau Disclosure Letter, there has been no partial or full wind-up of any Gerdau Plan, no event has occurred which would entitle any person to partially or fully wind-up, or require the partial or full winding-up, any Gerdau

     Plan or which could adversely affect the registered or qualified tax status of, any Gerdau Plan and the Transaction will not constitute a basis for a partial or full wind-up of any Gerdau Plan.

     6.15.5. Except as disclosed in the Gerdau Disclosure Letter, the assets of each Gerdau Plan which is a registered pension plan are at least equal to the liabilities, contingent or otherwise, of such Gerdau Plan on a going concern, solvency and wind-up basis and each such Gerdau Plan is fully funded on a going concern, solvency and wind-up basis in accordance with its terms, applicable actuarial assumptions and methods and applicable Laws. Member data and asset information used in making the foregoing determinations was accurate and complete in all material respects at the time the foregoing determinations were made.

     6.15.6. No Gerdau Plan is a multi-employer plan within the meaning of applicable pension Laws or the terms of any collective agreement. No commitments have been made to increase the benefits under any Gerdau Plan, except as required by applicable Laws. No Gerdau Plan may be required to be wound up, in whole or in part, have its registration revoked or be required to pay any material amounts of Taxes, fees or penalties under applicable Laws.

     6.15.7. Liabilities under the Gerdau Plans which provide supplemental retirement benefits are properly accrued in the most recent Canadian Group Financial Statements or AmeriSteel Financial Statements.

6.16. TITLE TO ASSETS.

     6.16.1. Except as disclosed in the Gerdau Disclosure Letter, the Gerdau Companies are the absolute beneficial owners of, and have good and marketable title, free of all Charges other than Permitted Charges, to all the assets (other than the real property referred to in section 6.17) owned by the Gerdau Companies used in connection with their respective businesses.

     6.16.2. Except as disclosed in the Gerdau Disclosure Letter, all the physical assets of the Gerdau Companies are in reasonably good operating condition and in a state of reasonably good maintenance and repair having regard to the use to which the assets are put and the age thereof, except for such immaterial assets whose condition, taken individually or in the aggregate, would not have a material adverse effect on Gerdau.

6.17. TITLE TO OWNED REAL PROPERTY.

     The Gerdau Disclosure Letter contains a complete list of municipal addresses (including a brief description of the size of parcel and type of improvements located on the property), and legal descriptions to the extent possible, for all of the real property owned by the Gerdau Companies. One or more of the Gerdau Companies is the absolute beneficial owner of, and has good and marketable title in fee simple to, its respective real property, free of all Charges, except for:

     6.17.1. the Charges set out in the Gerdau Disclosure Letter;

     6.17.2. Permitted Charges; and

     6.17.3. title defects which do not, in the aggregate, materially adversely affect the use of such real property as it is presently used by the Gerdau Companies.

     Each of the Charges has been complied with and is in good standing in all material respects.

6.18. LEASED REAL PROPERTY.

     The Gerdau Disclosure Letter contains the municipal addresses for all of the premises used by the Gerdau Companies which are leased, subleased, licenced or otherwise occupied by the Gerdau Companies.

6.19. ZONING AND OTHER MATTERS RELATING TO REAL PROPERTY.

     6.19.1. The buildings, improvements and other structures located on the real property owned or leased by the Gerdau Companies and the operation and maintenance thereof, as now operated and maintained, comply in all material respects with all applicable Laws (except with respect to any non-compliance with Environmental Laws, as otherwise disclosed pursuant to this agreement); none of such buildings, improvements or other structures encroaches upon any land not owned or leased by Co-Steel or any of its Subsidiaries; and there are no restrictive covenants, municipal by-laws or other Laws which in any material way restrict or prohibit the use of such land, buildings, improvements or structures for the purposes for which they are presently being used.

     6.19.2. There are no expropriation, condemnation or similar proceedings, actual or threatened, of which any of the Gerdau Companies has received notice against any of the real property owned or leased by Co-Steel or any of its subsidiaries or any part thereof.

6.20. ENVIRONMENTAL MATTERS.

     6.20.1. Except as disclosed in the Gerdau Disclosure Letter or except as would not have a material adverse effect on Gerdau,

          6.20.1.1. none of the Gerdau Companies, or any person has emitted, discharged, deposited or released or caused or permitted to be emitted, discharged, deposited or released, any Substances on or to the Gerdau Premises, or in connection with the operation of the business of any of the Gerdau Companies, except in compliance with Environmental Law;

          6.20.1.2. the soil and subsoil, and the surface and ground water in, on or under the Gerdau Premises do not contain any Substances, nor do the Gerdau Premises contain any underground storage tanks; all Substances which have been or are being treated or stored on the Gerdau Premises have been generated, treated and stored in compliance with Environmental Law;

          6.20.1.3. no polychlorinated biphenyls, asbestos containing materials, lead or urea-formaldehyde or has ever been on, at, or in under the Gerdau Premises;

          6.20.1.4. none of the Gerdau Companies has permitted the Gerdau Premises to be used for the disposal of any Substance;

          6.20.1.5. none of the Gerdau Premises, nor any real property formerly owned by the Gerdau Companies or any of their Subsidiaries, nor any real property to which the Gerdau Companies or any of the Subsidiaries transported or arranged for the transportation of any Substances, are listed or proposed for listing on the National Priorities List promulgated pursuant to the CERCLA, or on any similar state, provincial or foreign list of sites requiring investigation or remediation;

          6.20.1.6. none of the Gerdau Companies has generated, treated, transported, stored, recycled, discharged, emitted, disposed of or released any Substances, or arranged for the generation, treatment, transport, storage, recycling, discharge, emission, disposal or release of any Substances, at any onsite or offsite location, so as to give rise to any corrective or remedial obligation under any Environmental Law;

          6.20.1.7. none of the Gerdau Companies has received any notification that any of them are a potentially responsible party for investigation or remediation of any site, nor have any of them received any request for information with respect to such potential responsibility;

          6.20.1.8. all Environmental Permits obtained by the Gerdau Companies in connection with the business of each are valid and in full force and effect; and

          6.20.1.9. there are no proceedings against or involving any of the Gerdau Companies, either in progress, pending or, to the knowledge of Gerdau, threatened which allege the violation of, or non-compliance with, any Environmental Law.

          6.20.2. The Gerdau Companies and their Subsidiaries have delivered or made available to Co-Steel copies of all environmental reports and environmental audits, in each case disclosing any material environmental matter and in their possession, custody or control with respect to the Gerdau Premises, their former real properties, and their operations.

          6.20.3. For greater certainty, the representations and warranties contained in sections 6.3.3, 6.4 and section 6.21 apply to Environmental Permits.

6.21. COMPLIANCE WITH LAWS AND PERMITS; REGULATORY MATTERS.

     6.21.1. Except as disclosed in the Gerdau Disclosure Letter, each of the Gerdau Companies is in compliance with all applicable Laws (including Environmental Laws) except for any non-compliance which (alone or together with any other such non-compliance) has not had and would not reasonably be expected to have a material adverse effect on Gerdau or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

     6.21.2. Except as would not reasonably be expected to have a material adverse effect on the Gerdau Companies,

          6.21.2.1. Gerdau Companies and their Subsidiaries hold all Permits (including Environmental Permits);

          6.21.2.2. all Permits are valid and in good standing and are not subject to any qualifications or restrictions except for such standard qualifications and restrictions ordinarily imposed in connection with the issuance of these permits which qualifications or restrictions do not in any manner restrict or impair the business currently conducted by the Gerdau Companies;

          6.21.2.3. no Permits are, and (on the basis of facts or circumstances known to any of the Gerdau Companies at the date of this agreement) none would reasonably be expected to be, the subject of any suspension, modification or revocation or proceedings related thereto; and

          6.21.2.4. to the knowledge of the Gerdau Companies, no facts, circumstances or conditions exist that would prevent the timely renewal of any Permits.

     6.21.3. The Gerdau Companies and their Subsidiaries are not, and (on the basis of facts or circumstances known to any of the Gerdau Companies at the date of this agreement) would not reasonably be expected to be, subject to any restrictive injunction or order of, or agreement with, any Regulatory Authority that (alone or together with other such matters) would reasonably be expected to have a material adverse effect on any of the Gerdau Companies or materially impair their ability to perform their obligations under this agreement or prevent or materially delay the consummation of the Transaction.

6.22. RESTRICTION ON BUSINESS ACTIVITIES.

     There is no agreement, judgment, injunction, order or decree binding on any of the Gerdau Companies that has, or could reasonably be expected to have, the effect of prohibiting, restricting or materially impairing any current business practice of Gerdau or the Gerdau Companies or the conduct of business by Gerdau or the Gerdau Companies.

6.23. CUSTOMERS AND SUPPLIERS.

     Since December 31, 2001, there has been no termination or cancellation of, and no material modification or change in, the business relationship with any customer or group of customers which singly or in the aggregate provided more than 10% of the gross revenues of any of the Gerdau Companies for the fiscal year ended on December 31, 2001. Gerdau has no reason to believe that the benefits of any relationship with any of the customers or suppliers of any of the Gerdau Companies will not continue after the Closing Date in substantially the same manner as prior to the date of this agreement.

6.24. INSURANCE.

     Gerdau has furnished or made available to Co-Steel true and complete copies of all the existing insurance policies of the Gerdau Companies, or evidence of the existence of such policies with accurate particulars of the policies of insurance maintained by the Gerdau Companies at the date of this agreement, including the name of the insurer, the risks insured against and the amount of coverage. All such policies are in full force and effect. None of the Gerdau Companies or, to the knowledge of Gerdau, any of the other parties thereto, is in default or breach of, whether as to the payment of premiums or otherwise, nor has any of the Gerdau Companies received any notice of material default or termination under, any such policy and, to the knowledge of Gerdau, there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach. There is no reason to believe that any of the existing insurance policies of the Gerdau Companies will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy.

6.25. BROKERAGE AND FINDERS' FEES.

     Except for Gerdau's obligations to TD Securities Inc., Gerdau has not incurred or will incur any brokerage, finders' or similar fee in connection with the Transaction. Gerdau has disclosed to Co-Steel all the material financial and other terms of the retainer agreement with TD Securities Inc. At the Closing Date, there will not be any material obligations of Gerdau in favour of TD Securities Inc., except as disclosed in the Gerdau Disclosure Letter.

6.26. REPRESENTATIONS COMPLETE.

     None of the representations or warranties made by Gerdau herein, including the Gerdau Disclosure Letter, or in the AmeriSteel Public Disclosure Documents, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE 7.
                  REPRESENTATIONS AND WARRANTIES OF GERDAU S.A.

           Gerdau S.A. represents and warrants to Co-Steel as follows:

7.1. PUBLIC DISCLOSURE.

     After giving effect to subsequent filings in relation to matters covered in earlier filings, the public filings made by Gerdau S.A. with the SEC since December 31, 2000 (the "Gerdau S.A. Public Disclosure Documents") do not contain any misrepresentation (as defined under applicable Securities Laws) with respect to the Gerdau Companies; it being understood that the materiality standard applied in the Gerdau S.A. Public Disclosure Documents is the appropriate standard at the Gerdau S.A. level but may differ from the standard that would be appropriate at the Gerdau Companies level, and that the financial information contained in the Gerdau S.A. Public Disclosure Documents is not based on U.S. generally accepted accounting principles. The Gerdau S.A. Public Disclosure Documents are all the filings required to be made since December 31, 2000 and, at the time filed, complied in all material respect with applicable

Securities Laws. Gerdau S.A. has not filed any confidential material change report with any securities authority or stock exchange which remains confidential.

                                   ARTICLE 8.
                      COVENANTS RELATING TO THE TRANSACTION

8.1. COVENANTS OF CO-STEEL.

     8.1.1. Co-Steel agrees that, until the earlier of the Closing Time and the termination of this agreement in accordance with section 10.1, unless Gerdau otherwise agrees in writing or except as contemplated by this agreement or disclosed in the Co-Steel Disclosure Letter:

          8.1.1.1. it will conduct, and will cause each of its Subsidiaries to conduct, its and their respective businesses only in, and not take any action except in, the ordinary course of business and consistent with past practice;

          8.1.1.2. it will not, and it will not permit any of its Subsidiaries to, do any of the following:

          8.1.1.2.1. enter into, or make any commitment to enter into, any significant new line of business;

          8.1.1.2.2. authorize, or enter into, any agreement, arrangement or understanding with respect to, (A) any acquisition of businesses, assets or securities, the value of the consideration for which (including assumed debt or other obligations) would exceed $2,000,000 (including in a series of related transactions) or, taken together with any other acquisitions made in reliance on this clause, would exceed $5,000,000 in the aggregate or (B) any disposition of businesses, assets or securities, the value of the consideration for which (including assumed debt or other obligations) would exceed $2,000,000 (including in a series of related transactions) or, taken together with any other dispositions made in reliance on this clause, would exceed $5,000,000 in the aggregate, other than, in either case,
          (x) any transactions in the ordinary course effected at fair market value, at arm's length and in the exercise of reasonable business judgment and (y) any transactions in the course of implementation at the date of this agreement;

          8.1.1.2.3. amend or propose to amend its or their governing documents;

          8.1.1.2.4. subdivide, consolidate or reclassify any of its or their outstanding securities, or declare, set aside or pay any dividend or other distribution (in cash or any other property) with respect to its or their securities, except as among Co-Steel and its wholly-owned operating Subsidiaries or as otherwise specifically permitted by sections 10.01(10), (11) and (12) of the Co-Steel Credit Facilities;

          8.1.1.2.5. issue, sell, pledge, reserve, set aside, dispose of or encumber, repurchase, redeem or otherwise acquire, any of its or their shares or any securities or obligations convertible into, exercisable or exchangeable for, or any rights, warranties or options to acquire, any such shares, except (A) as required by the terms of any securities outstanding on the date of this agreement, (B) pursuant to fully vested Co-Steel Options granted prior to the date of this agreement and (C) and as among Co-Steel and its wholly-owned operating Subsidiaries or as otherwise specifically permitted by sections 10.01(10), (11) and (12) of the Co-Steel Credit Facilities (provided that it does not increase the number of Co-Steel Shares issued and outstanding);

          8.1.1.2.6. reorganize, amalgamate or merge with any other person, except as among Co-Steel and its wholly-owned operating Subsidiaries or as otherwise specifically permitted by sections 10.01(10), (11) and
          (12) of the Co-Steel Credit Facilities (provided that it does not increase the number of Co-Steel Shares issued and outstanding); or

          8.1.1.2.7. incur or commit to incur, in excess of $2,000,000 in any single transaction or series of related transactions or $5,000,000 in the aggregate, any indebtedness for borrowed money or purchase money indebtedness or assume or guarantee any indebtedness except for borrowings in the ordinary course of business and consistent with past practice;

     8.1.1.3. it will use commercially reasonable efforts, and cause each of its Subsidiaries to use commercially reasonable efforts, to preserve intact its respective business organizations and goodwill, to keep available the services of its officers and employees and to maintain satisfactory relations with suppliers, agents, distributors, customers and others having business relationships with it or its Subsidiaries;

     8.1.1.4. subject to the exercise by the board of directors of its fiduciary duties as provided herein, it will use commercially reasonable efforts, and shall cause its Subsidiaries to use commercially reasonable efforts, to perform all obligations required or desirable to be performed by it or any of its Subsidiaries under this agreement, it will not take any action that would be inconsistent with this agreement or which would reasonably be expected to prevent or materially delay the consummation of the Transaction and, without limiting the generality of the foregoing, it will and where appropriate, cause its Subsidiaries to:

          8.1.1.4.1. use all commercially reasonable efforts to obtain the approvals of its shareholders to the Transaction Resolution;

          8.1.1.4.2. not change the date of or adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Meeting without Gerdau's prior written consent (not to be unreasonably withheld), except as provided in section 8.10 or as required by valid shareholder action or applicable Laws;

          8.1.1.4.3. defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this agreement or the consummation of the Transaction;

          8.1.1.4.4. use all commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the Transaction;

          8.1.1.4.5. cooperate with the other party to this agreement in connection with the performance by them of their obligations hereunder;

          8.1.1.4.6. subject to section 8.3 hereof and applicable Laws, make and cooperate in the making of all filings and applications and submissions of information under all Laws which are applicable in connection with the Transaction and take all commercially reasonable actions in connection therewith, including without limitation, in connection with the Regulatory Approvals and by participating and appearing in any proceedings of either party before Regulatory Authorities, and use its reasonable best efforts to coordinate the parties' discussions with and responses to all Regulatory Authorities where both parties are seeking to obtain material approvals or make material filings; and

          8.1.1.4.7. conduct its affairs so as to satisfy the condition precedent with respect to the accuracy of its representations and warranties contained in section 9.2;

     8.1.1.5. except as disclosed in the Co-Steel Disclosure Letter or as required by applicable Laws or any agreement to which Co-Steel or any of its Subsidiaries is a party at the date of this agreement (including the Co-Steel Management Incentive Plans) and, in the case of sections 8.1.1.5.1 and 8.1.1.5.2 except for ordinary course salary and compensation increases for 2002 as have already been approved by Co-Steel, it will, and cause each of its Subsidiaries to, not do any of the following:

          8.1.1.5.1. increase the amount of (or accelerate the payment or vesting of) any benefit or amount payable under any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy providing for compensation or benefits to any former, present or future director, officer or employee of Co-Steel or any of its Subsidiaries;

          8.1.1.5.2. increase (or enter into any commitment or arrangement to increase) the compensation or benefits, or otherwise extend, expand or enhance the engagement, employment or any related rights, of any former, present or future director, officer, employee or consultant of Co-Steel or any of its Subsidiaries, except for normal increases for persons who are not directors or officers made in the ordinary course of business consistent with past practice, provided that the overall compensation budget will not increase by more than 3% on an annual basis;

          8.1.1.5.3. no amendments or improvements will be made or promised prior to the Closing Date respecting (i) any Co-Steel Plan for which actuarial reports are prepared since the effective date of the last actuarial report relating to such plan, and (ii) any other Co-Steel Plan since December 31, 2001, in each case, other than those required by any Laws or the terms of any collective agreement;

          8.1.1.5.4. accelerate the release of, or the expiry date of any hold period relating to, any Co-Steel Shares held in the Co-Steel Plans, or otherwise amend, vary or modify such plans or the Co-Steel Management Incentive Plans; or

          8.1.1.5.5. adopt, establish, enter into or implement, or permit any of its Subsidiaries to adopt, establish, enter into or implement, any employee benefit plan, policy, severance or termination agreement providing for any form of benefits or other compensation to any former, present or future director, officer or employee of Co-Steel or any of its Subsidiaries holding, in the case of any officer or employee, a position of vice president or any position senior thereto or amend, or permit any of its Subsidiaries to amend, any employee benefit plan, policy, severance or termination agreement;

     8.1.1.6. it will, and cause each of its Subsidiaries to, not pay, discharge, satisfy, compromise or settle any claims or Liabilities prior to their being due which, individually or in the aggregate, are in excess of $5,000,000 or unless required by Law;

     8.1.1.7. it will, and cause each of its Subsidiaries to, not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the Transaction prior to the Closing Date without the prior written consent of Gerdau, which shall not be unreasonably withheld;

     8.1.1.8. except as required by applicable Laws, it will, and will cause each of its Subsidiaries to, not enter into, terminate or waive any provision of, exercise any option or relinquish any contractual rights under, or modify in any material respect, any agreement, guarantee, lease or other commitment or obligation which is material to Co-Steel or any of its Subsidiaries or any agreement or commitment which involves payments or receipts, individually or in the aggregate, by Co-Steel or any of its Subsidiaries of more than $5,000,000 over the term of such agreement or commitment;

     8.1.1.9. it will use commercially reasonable efforts, and cause each of its Subsidiaries to use commercially reasonable efforts, to comply promptly with all material requirements which applicable Laws may impose on it or its Subsidiaries with respect to the Transaction;

     8.1.1.10. it will, and cause each of its Subsidiaries to, not make any change to its existing accounting practices, methods and principles except as required by

     Canadian generally accepted accounting principles as advised by Co-Steel's independent auditors; and



          8.1.1.11. except as permitted by section 8.8, it will, and cause each of its Subsidiaries to, not enter into any confidentiality or standstill agreement, amend, release any third party from its obligations or grant any consent under any confidentiality or standstill provision or fail to enforce fully any such provision; provided that the restrictions contained in this section 8.1.1.11 shall not apply to confidentiality agreements (i) that relate only to confidential information about entities other than Co-Steel and its Subsidiaries and are not entered into in connection with or contemplation of transactions not permitted by this agreement; and
          (ii) entered into with financial institutions in connection with Co-Steel's financing activities permitted hereunder.

     8.1.2. Co-Steel will promptly advise Gerdau in writing:

          8.1.2.1. of any event, condition or circumstance that might reasonably be expected to cause any representation or warranty of Co-Steel in this agreement to be untrue or inaccurate at the Closing Time (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

          8.1.2.2. of any breach by Gerdau of any representation, warranty or covenant or event, condition or circumstance that has come to the attention of Co-Steel and might reasonably be expected to cause any representation or warranty of Co-Steel in this agreement to be untrue or inaccurate, in either case, at the Closing Time (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

          8.1.2.3. of any change affecting Co-Steel or any event, occurrence or development or any Regulatory Authority's or third party's complaints, investigations or hearings (or communications indicating that the same may be contemplated) which would be reasonably expected to have a material adverse effect on Co-Steel or to prevent or materially delay the consummation of the Transaction; and

          8.1.2.4. of any material breach by Co-Steel of any of its covenants, obligations or agreements contained in this agreement.

8.2. COVENANTS OF GERDAU S.A. AND GERDAU.

     8.2.1. Each of the Gerdau Parties agrees that, until the earlier of the Closing Time and the termination of this agreement in accordance with section 10.1, unless Co-Steel otherwise agrees in writing or except as contemplated by this agreement or disclosed in the Gerdau Disclosure
     Letter:

          8.2.1.1. it will cause each of the Gerdau Companies to conduct their respective businesses only in, and not take any action except in, the ordinary course of business and consistent with past practice;

          8.2.1.2. it will not permit any of the Gerdau Companies to do any of the following:

               8.2.1.2.1. enter into, or make any commitment to enter into, any significant new line of business;

               8.2.1.2.2. authorize, or enter into, any agreement, arrangement or understanding with respect to, (A) any acquisition of businesses, assets or securities, the value of the consideration for which (including assumed debt or other obligations) would exceed $2,000,000 (including in a series of related transactions) or, taken together with any other acquisitions made in reliance on this clause, would exceed $5,000,000 in the aggregate or (B) any disposition of businesses, assets or securities, the value of the consideration for which (including assumed debt or other obligations) would exceed $2,000,000 (including in a series of related transactions) or, taken together with any other dispositions made in reliance on this clause, would exceed $5,000,000 in the aggregate, other than, in either case, (x) any transactions in the ordinary course effected at fair market value, at arm's length and in the exercise of reasonable business judgment and (y) any transactions in the course of implementation at the date of this agreement;

               8.2.1.2.3. amend or propose to amend its or their governing documents;

               8.2.1.2.4. subdivide, consolidate or reclassify any of its or their outstanding securities, or declare, set aside or pay any dividend or other distribution (in cash or any other property) with respect to its or their securities, except as among Gerdau and the Gerdau Companies;

               8.2.1.2.5. issue, sell, pledge, reserve, set aside, dispose of or encumber, repurchase, redeem or otherwise acquire, any of its or their shares or any securities or obligations convertible into, exercisable or exchangeable for, or any rights, warranties or options to acquire, any such shares, except (A) as required by the terms of any securities outstanding on the date of this agreement, (B) pursuant to vested AmeriSteel Options granted prior to the date of this agreement and (C) as among Gerdau and the Gerdau Companies;

               8.2.1.2.6. reorganize, amalgamate or merge with any other person, except as among the Gerdau Companies; or

               8.2.1.2.7. incur or commit to incur, in excess of $2,000,000 in any single transaction or series of related transactions or $5,000,000 in the aggregate, any indebtedness for borrowed money or purchase money indebtedness or assume or guarantee any indebtedness except for borrowings in the ordinary course of business and consistent with past practice;

          8.2.1.3. it will use commercially reasonable efforts to cause each of the Gerdau Companies to use commercially reasonable efforts, to preserve intact their respective business organizations and goodwill, to keep available the services of its officers and employees and to maintain satisfactory relations with suppliers, agents, distributors, customers and others having business relationships with the Gerdau Companies;

          8.2.1.4. it will use commercially reasonable efforts, and cause each of the Gerdau Companies to use commercially reasonable efforts, to perform all obligations required or desirable to be performed by it under this agreement, the Gerdau Companies will not take any action that would be inconsistent with this agreement or which would reasonably be expected to prevent or materially delay the consummation of the Transaction and, without limiting the generality of the foregoing, it will and will cause the Gerdau Companies to:

               8.2.1.4.1. defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this agreement or the consummation of the Transaction;

               8.2.1.4.2. use all commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the Transaction;

               8.2.1.4.3. cooperate with the other party to this agreement in connection with the performance by them of their obligations hereunder, including the obligations under Article 3 and the Plan of Merger;

               8.2.1.4.4. subject to section 8.3 hereof and applicable Laws, make and cooperate in the making of all filings and applications and submissions of information under all Laws which are applicable in connection with the Transaction and take all commercially reasonable actions in connection therewith, including without limitation, in connection with the Regulatory Approvals and by participating and appearing in any proceedings of either party before Regulatory Authorities, and use its reasonable best efforts to coordinate the parties' discussions with and responses to all Regulatory Authorities where both parties are seeking to obtain material approvals or make material filings; and

               8.2.1.4.5. conduct its affairs so as to satisfy the condition precedent with respect to the accuracy of its representations and warranties contained in section 9.3;

          8.2.1.5. except as described in the Gerdau Disclosure Letter or as required by applicable Laws or any agreement to which each of the Gerdau Companies is a party at the date of this agreement and, in the case of sections 8.2.1.5.1 and 8.2.1.5.2 except for ordinary course salary and compensation increases for 2002 as have already been approved by each of the Gerdau Companies will cause each of the Gerdau Companies not to do any of the following:

                    8.2.1.5.1. increase the amount of (or accelerate the payment or vesting of) any benefit or amount payable under any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy providing for compensation or benefits to any former, present or future director, officer or employee of any of the Gerdau Companies;

                    8.2.1.5.2. increase (or enter into any commitment or arrangement to increase) the compensation or benefits, or otherwise extend, expand or enhance the engagement, employment or any related rights, of any former, present or future director, officer, employee or consultant of any of the Gerdau Companies, except for normal increases for persons who are not directors or officers made in the ordinary course of business consistent with past practice, provided that the overall compensation budget will not increase by more than 3% on an annual basis;

                    8.2.1.5.3. no amendments or improvements will be made or promised prior to the Closing Date respecting (i) any Gerdau Plan for which actuarial reports are prepared since the date of the last actuarial report relating to such plan, and (ii) any other Gerdau Plan since December 31, 2001, in each case, other than those required by any Laws or the terms of any collective agreement;

                    8.2.1.5.4. accelerate the release of, or the expiry date of any hold period relating to, any shares held in the Gerdau Plans, or otherwise amend, vary or modify such plans or the AmeriSteel Management Incentive Plans; or

                    8.2.1.5.5. adopt, establish, enter into or implement, or permit any of its Subsidiaries to adopt, establish, enter into or implement, any employee benefit plan, policy, severance or termination agreement providing for any form of benefits or other compensation to any former, present or future director, officer or employee of the Gerdau Companies holding, in the case of any officer or employee, a position of vice president or any position senior thereto or amend, or permit any of its Subsidiaries to amend, any employee benefit plan, policy, severance or termination agreement;

               8.2.1.6. the Gerdau Parties will cause each of the Gerdau Companies not to pay, discharge, satisfy, compromise or settle any claims or Liabilities prior to their being due which, individually or in the aggregate, are in excess of $5,000,000;

               8.2.1.7. the Gerdau Parties will cause each of the Gerdau Companies not to settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the Transaction prior to the Closing Date without the prior written consent of Co-Steel, which shall not be unreasonably withheld;

               8.2.1.8. except as required by applicable Laws, the Gerdau Parties will cause each of the Gerdau Companies not to enter into, terminate or waive any provision of, exercise any option or relinquish any contractual rights under, or modify in any material respect, any agreement, guarantee, lease or other commitment or obligation which is material to any of the Gerdau Companies or any agreement or commitment which involves payments or receipts, individually or in the aggregate, by any of the Gerdau Companies of more than $5,000,000 over the term of such agreement or commitment;

               8.2.1.9. it will use commercially reasonable efforts to cause each of the Gerdau Companies to use commercially reasonable efforts to comply promptly with all material requirements which applicable Laws may impose on each of the Gerdau Companies with respect to the Transaction;

               8.2.1.10. the Gerdau Parties will cause each of the Gerdau Companies not to, make any change to its existing accounting practices, methods and principles except as required by Canadian or U.S. generally accepted accounting principles, as applicable, as advised by Gerdau's independent auditors; and

               8.2.1.11. except as permitted by section 8.8, the Gerdau Parties will cause each of the Gerdau Companies not to enter into any confidentiality or standstill agreement, amend, release any third party from its obligations or grant any consent under any confidentiality or standstill provision or fail to enforce fully any such provision;

     8.2.2. the Gerdau Parties will promptly advise Co-Steel in writing:

          8.2.2.1. of any event, condition or circumstance that might reasonably be expected to cause any representation or warranty of the Gerdau Parties in this agreement to be untrue or inaccurate at the Closing Time (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

          8.2.2.2. of any breach by Co-Steel of any representation, warranty or covenant or event, condition or circumstance that has come to the attention of the Gerdau Parties and might reasonably be expected to cause any representation or warranty of Gerdau in this agreement to be untrue or inaccurate, in either case, at the Closing Time (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

          8.2.2.3. of any change affecting the Gerdau Companies or any event, occurrence or development or any Regulatory Authority's or third party's complaints, investigations or hearings (or communications indicating that the same may be contemplated) which would be reasonably expected to have a material adverse effect on Gerdau or to prevent or materially delay the consummation of the Transaction;

          8.2.2.4. of any material breach by either of the Gerdau Parties of any of its covenants, obligations or agreements contained in this agreement.

     8.2.3. On or before the Closing Date, the Gerdau Parties will, and will cause each of their respective Subsidiaries to, suspend and waive the rights to receive all payments (other than the payments of amounts owing with respect to the period prior to the Closing

     Date) under all agreements, arrangements and understandings, whether written or oral, among them and any of their non-arm's length parties (including the Gerdau Parties and their respective Subsidiaries other than the Gerdau Companies) and the Gerdau Companies, unless and until the members of the board of directors of Co-Steel not appointed or nominated by Gerdau otherwise agree.

     8.2.4. Each of the Gerdau Parties covenants and agrees that, at the Closing Time, all of the net debt of the Gerdau Companies to related parties, except for the accounts payable to related parties owing under agreements described in the Gerdau Disclosure Letter, will have been converted to equity in a manner consistent with the assumptions and presentation of the pro forma financial statements of Gerdau AmeriSteel Corporation contained in the Circular.

     8.2.5. Each of the Gerdau Parties represents and warrants that Gerdau has not borrowed under the Gerdau Credit Facility and covenants and agrees as follows:

          8.2.5.1. Gerdau will not borrow under such facility in future;

          8.2.5.2. Gerdau will comply with the covenants in the Gerdau Credit Facility; and

          8.2.5.3. Gerdau will provide Co-Steel, after the Closing Date, with access to the information necessary to enable Co-Steel and its Subsidiaries to satisfy the covenants under the Gerdau Credit Facility.

8.3. ACCESS TO INFORMATION.

     8.3.1. Subject to sections 8.3.2 to and including 8.3.10 and applicable Laws, upon reasonable notice, each of Co-Steel and Gerdau will (and will cause each of its Subsidiaries to) afford the Representatives of the other party hereto access, during normal business hours from the date hereof and until the earlier of the Closing Date or the termination of this agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, each party will (and will cause each of its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as such party may reasonably request (the "Information").

     8.3.2. The Information will be kept strictly confidential and shall not, without the prior written consent of the disclosing party, be disclosed by the receiving party, or by its Representatives, in any manner whatsoever, in whole or in part, and shall not be used by the receiving party or its Representatives other than in connection with the Transaction. Moreover, the receiving party agrees to reveal the Information only to its Representatives who have a reasonable need to know the Information for the purposes of evaluating or implementing the Transaction, who are informed by the receiving party of the confidential nature of the Information and who have agreed to act in accordance with the terms and conditions of this agreement. Notwithstanding such agreement, the receiving party shall continue to be responsible for any breach of this agreement by its Representatives and shall indemnify and save the disclosing party harmless from any breach by any of the receiving party's Representatives.

     8.3.3. The receiving party shall keep a record of the Information delivered to it, in any medium other than oral, and the location of such Information. All copies of the Information, except for that portion of the Information which consists of analyses, compilations, forecasts, studies or other documents prepared by the receiving party or its Representatives will be returned to the disclosing party immediately upon its request. That portion of the Information which consists of analyses, compilations, forecasts, studies or other documents prepared by the receiving party or its Representatives, will be destroyed upon the disclosing party's request and any oral Information will continue to be subject to the terms of this agreement. Upon the request of the disclosing party, the receiving party shall provide a certificate certifying as to the complete return and destruction of all Information in accordance with the terms of this paragraph.

     8.3.4. The receiving party shall keep all of the Information disclosed or delivered to it, whether electronically stored or in a tangible form, segregated from all of its property and in a safe and secure environment and will use commercially reasonable efforts to protect and keep safe all of the Information disclosed from any loss, harm, theft, unauthorized use, tampering, sabotage, unauthorized duplication, destruction, addition, deletion, damage or interference whatsoever.

     8.3.5. The receiving party acknowledges that the Information is confidential and a valuable asset of the disclosing party and all right, title and interest in and to the Information (including all intellectual property) is and at all time shall remain the exclusive property of the disclosing party.

     8.3.6. If the receiving party or anyone to whom the receiving party transmits the Information pursuant to this agreement becomes legally compelled to disclose any of the Information, the receiving party will provide the disclosing party with prompt notice so that the disclosing party may seek a protection order or other appropriate remedy and/or waive compliance with the provisions of this agreement. If such protective order or other remedy is not obtained or the disclosing party waives compliance with the provisions of this agreement, the receiving party will furnish only that portion of the Information which it is advised, by written opinion of counsel, addressed to the receiving party and to the disclosing party, is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

     8.3.7. The parties each acknowledge that disclosure of any Information may cause significant damage and harm to a disclosing party, its affiliates, Subsidiaries and shareholders and that remedies at law may be inadequate to protect against breach of this agreement, and the parties hereby in advance agree to the granting of injunctive relief in favour of the disclosing party without proof of actual damages, in addition to any other remedy the disclosing party may be entitled to.

     8.3.8. The parties acknowledge that certain information may be competitively sensitive and that disclosure thereof will be limited to that which is reasonably necessary for the purpose of (i) preparing submissions or applications in order to obtain any appropriate Regulatory Approvals and
     (ii) preparing the Circular.

     8.3.9. The provisions of section 8.3.2 to and including section 8.3.8 and this section 8.3.9 will survive the termination of this agreement.

     8.3.10. The provisions of this section 8.3 will supersede the terms of the Confidentiality Agreement.

8.4. PHYSICAL DUE DILIGENCE

     8.4.1. In addition to the obligations under section 8.3.1, Co-Steel will afford Gerdau, any of the Gerdau Companies and their affiliates and Gerdau's Representatives full and complete access, whether during normal business hours or not, from the date hereof and until the earlier of 10 days after the date hereof or the termination of this agreement, to (i) any of the properties and plants of Co-Steel or its Subsidiaries in order for Gerdau to conduct or cause to be conducted physical due diligence (including environmental testing) on the property and plants of Co-Steel and its Subsidiaries solely for the purpose of confirming the accuracy of the representations and warranties contained in this agreement and other information provided by Co-Steel prior to the date hereof, and (ii) any of the personnel and management of Co-Steel and its Subsidiaries to whom access is reasonably required in connection with the physical due diligence referred to in (i).

     8.4.2. In addition to the obligations under section 8.3.1, Gerdau will afford Co-Steel, any of its Material Subsidiaries and their affiliates and Co-Steel's Representatives full and complete access, whether during normal business hours or not, from the date hereof and until the earlier of 10 days after the date hereof or the termination of this agreement, to (i) any of the properties and plants of the Gerdau Companies in order for Co-Steel to conduct or cause to be conducted physical due diligence (including environmental testing) on the property and plants of the Gerdau Companies solely for the purpose of confirming the accuracy of the representations and warranties contained in this agreement and other information provided by Gerdau prior to the date hereof, and (ii) any of the personnel and management of the Gerdau Companies to whom access is reasonably required in connection with the physical due diligence referred to in (i).

     8.4.2. In the event that a material inaccuracy of the representations and warranties given by either party pursuant to this agreement is revealed to either party during, or as a result of, the physical due diligence pursuant to this section, such party shall give prompt notice of such inaccuracy to the other party.

8.5. MUTUAL STANDSTILL

     Until the Closing Date or the termination of this agreement, each of the Gerdau Parties and Co-Steel agrees that it will not, alone or jointly or in concert with any third party, directly or indirectly, otherwise than pursuant to this agreement (including without limitation section 8.9), or with the prior approval of the other, which approval may be given on such terms as the other may determine:

     8.5.1. in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any securities or property of the other;

     8.5.2. propose or offer to enter into, directly or indirectly, any merger or business combination involving the other;

     8.5.3. solicit, or participate or join with any person in the solicitation of any proxies to vote, to seek to advise or to influence any person with respect to the voting of any voting securities of the other (but for greater certainty (a) Co-Steel acknowledges that Gerdau and its agents and advisors (including TD Securities Inc.) will be entitled to solicit proxies and otherwise influence any person to vote in favour of the Transaction Resolution at the Meeting and (b) Gerdau acknowledges that Co-Steel and its agents and advisors (including CIBC World Markets Inc.) will be entitled to solicit proxies and otherwise influence any person to vote in favour of the Transaction Resolution at the Meeting);

     8.5.4. otherwise act alone or in concert with others to seek to control or to influence the management, board of directors or policies of the other;

     8.5.5. make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or

     8.5.6. advise, assist or encourage any of the foregoing or work in concert with others in respect of the forgoing.

For the purpose of this section 8.5, each reference to Gerdau or Co-Steel shall include the Gerdau Companies and Co-Steel's Subsidiaries, respectively, and each of their successors. The termination of this Agreement shall also terminate sections 5(a), (b) and (c) of the Confidentiality Agreement.

8.6. REGULATORY APPROVALS.

     8.6.1. Each of Gerdau and Co-Steel will use its commercially reasonable efforts to obtain all Regulatory Approvals and all other approvals under Laws that are applicable in connection with the Transaction as soon as is reasonably practicable.

     8.6.2. Subject to sections 2.4 and 8.3 and applicable Laws, each of Gerdau and Co-Steel will make and cooperate in the making of all filings and applications and submissions of information under all Laws which are applicable in connection with the Transaction (including obligations under applicable Securities Laws, the ICA, the HSR Act and the Competition Act) and will take all reasonable actions in connection therewith, including in connection with the Regulatory Approvals, and by participating and appearing in any proceedings of either party before Regulatory Authorities, and will use its commercially reasonable efforts to co-ordinate the parties' discussions with and responses to all Regulatory Authorities where both parties are seeking to obtain significant approvals or make significant filings.

     8.6.3. Subject to sections 2.4 and 8.3 and applicable Laws, each of Gerdau and Co-Steel will (i) consult with each other in making any filings with any Regulatory Authority, (ii) enable the other party to review and comment on all such filings that are significant prior to their release, (iii) consider all such comments reasonably and in good faith, (iv) provide a copy of each such filing to the other party, (v) consult with the other party in connection with all material enquiries from or with any material Regulatory Authority and the possible resolution of all material issues and
     (vi) not participate in any substantive meeting or discussion with any Regulatory Authority in connection with any proceedings under or relating to any applicable Laws as they concern the Transaction, unless it consults with the other party in advance and, to the extent permitted by the Regulatory Authority, gives the other party the opportunity to attend or participate therein.

     8.6.4. Each of the Gerdau Parties and Co-Steel will promptly furnish to the other all information concerning it and its affiliates as may be required to effect the actions described in section 2.4 and this section 8.6 and each covenants that none of the information furnished or to be furnished by it in connection with such actions or otherwise in connection with the Transaction will contain any misrepresentation (as defined in the Securities Act).

8.7. THIRD PARTY CONSENTS.

     Each of Gerdau and Co-Steel will use its commercially reasonable efforts to obtain consents, waivers or approvals from other parties to contracts, agreements, guarantees, leases, debt obligations or other commitments or obligations to which it is or any of its Subsidiaries is a party or by which it or they are bound that are applicable in connection with the Transaction as soon as is reasonably practicable.

8.8. NON-SOLICITATION OF ALTERNATIVE PROPOSALS.

     8.8.1. Co-Steel will immediately cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any person by Co-Steel, any of its Subsidiaries or any of their Representatives with respect to any Alternative Proposal, whether or not initiated by Co-Steel, and, in connection therewith, Co-Steel will request (and exercise all rights it has to require) the return or destruction of information regarding Co-Steel and its Subsidiaries previously provided to any such person or any other person and will request (and exercise all rights it has to require) the destruction of all materials including or incorporating any information regarding Co-Steel and its Subsidiaries.

     8.8.2. Subject to sections 8.8.3, 8.8.5, 8.8.6 and 8.9, Co-Steel will not do any of the following or permit any of its Subsidiaries or any of their Representatives to do any of the following:

          8.8.2.1. solicit, initiate or encourage any inquiry or the making of any proposal to it or its shareholders from any person which constitutes, or may reasonably be expected to lead to (in either case in one transaction or a series of transactions), an Alternative Proposal;

          8.8.2.2. enter into or participate in or continue any discussions or negotiations regarding, agree to or endorse or recommend, or enter into or propose to enter into any agreement, arrangement or understanding in relation to, an Alternative Proposal; or

          8.8.2.3. furnish to any person any information with respect to the business, properties, operations, prospects or condition (financial or otherwise) of Co-Steel or any of its Subsidiaries in circumstances under which it knows, or it ought reasonably to know, that such information will be used by the recipient in connection with, or in order to make or evaluate making, an Alternative Proposal.

     8.8.3. Subject to section 8.8.5, at any time after the date of this agreement and before the Meeting, the directors of Co-Steel may consider, participate in discussions or negotiations with, or provide information to, any person who has delivered to Co-Steel a bona fide written Alternative Proposal (with respect to which Co-Steel is not in violation of section 8.8.2) provided that the board of directors of Co-Steel, after consultation with its financial and legal advisors, has determined that it is necessary for the directors to take that action in order to discharge properly their fiduciary duties and that such Alternative Proposal is or, if consummated in accordance with its terms, would reasonably be expected to be a Superior Proposal.

     8.8.4. Co-Steel will not release any person from any confidentiality agreement or standstill agreement by which such person is bound unless such person has made a Superior Proposal.

     8.8.5. Co-Steel will notify Gerdau as soon as possible (and in any event within 24 hours of receipt) of any bona fide written Alternative Proposal of which its senior management or board of directors becomes aware, or any request for non-public information relating to it or any of its Subsidiaries in connection with an Alternative Proposal or for access to the properties, books or records of it or any of its Subsidiaries by any person that informs it or any of its Subsidiaries or any of its Representatives that such person is considering making, or has made, an Alternative Proposal. Such notice must include a description of the material terms and conditions of any proposal, including the identity of the person making such proposal, inquiry or contact.

     8.8.6. If Co-Steel receives a request for material non-public information from a person who proposes a bona fide written Alternative Proposal, and its directors determine that such Alternative Proposal is or, if consummated in accordance with its terms, would reasonably be expected to be a Superior Proposal, then, and only in that case, but subject to the execution of a confidentiality agreement substantially similar to the Confidentiality Agreement, the directors of Co-Steel may provide such person with access to information regarding Co-Steel, provided that Co-Steel sends a copy of any such confidentiality agreement to Gerdau immediately on its execution and Gerdau is provided with a list of the information provided to such person and immediately provided with access to similar information to which such person was provided.

     8.8.7. Co-Steel shall promptly reaffirm its recommendation of the Transaction by press release after: (a) any Alternative Proposal (which is subsequently determined by Co-Steel not to be a Superior Proposal) is publicly announced or made; or (b) Gerdau and Co-Steel enter into an amendment to this agreement pursuant to section 8.9.1.6; any such press release shall be prepared in accordance with section 4.1.

     8.8.8. Co-Steel will be responsible for the breach of this section 8.8 by any of its Subsidiaries or Representatives.

8.9. NOTICE OF SUPERIOR PROPOSAL.

     8.9.1. Co-Steel may accept, approve, recommend or enter into an agreement, arrangement or understanding in respect of an Alternative Proposal (provided that this section 8.9 shall not apply to a confidentiality agreement that complies with section 8.8.6) on the basis that it constitutes or, if consummated in accordance with its terms, would reasonably be expected to constitute a Superior Proposal, provided that:

          8.9.1.1. it gives notice to Gerdau that it proposes to do so, promptly after so determining;

          8.9.1.2. after consultation with its financial advisors, the board of directors of Co-Steel has determined in good faith, after the consultation with its outside legal counsel, that it is necessary for the directors to take that action in order to discharge properly their fiduciary duties;

          8.9.1.3. it provides to Gerdau a copy of the agreement relating to the Alternative Proposal, if any;

          8.9.1.4. it provides Gerdau with the opportunity, for a period of five Business Days from the later of the date Gerdau received notice under
          (i) section 8.9.1.1 and (ii) section 8.8.5, to negotiate to amend this agreement and the terms of the Transaction to provide for terms that to Co-Steel and the Co-Steel Shareholders are (in the good faith determination of the directors of Co-Steel) as favourable as, or superior to, the terms of the Superior Proposal;

          8.9.1.5. if at any time during but not later than the end of the five Business Day period referred to in section 8.9.1.4 Gerdau elects to make a proposal that (in the good faith determination of the directors of Gerdau) provides for terms that to Co-Steel and the Co-Steel Shareholders are as favourable as, or superior to, the terms of the Superior Proposal and delivers to Co-Steel an executed amendment to this agreement reflecting the new proposal, the directors of Co-Steel will:

               8.9.1.5.1. call and hold a meeting of the directors to consider Gerdau's proposal as soon as reasonably possible but not later than three Business Days after receipt of such proposal;

               8.9.1.5.2. in good faith consider such proposal and permit Gerdau and its Representatives to make a presentation to the meeting in respect of the relative merits of Gerdau's proposal and the Superior Proposal but not otherwise to attend or participate in the meeting or the deliberation of the directors; and

               8.9.1.5.3. not later than the date the meeting is required to be held under section 8.9.1.5.1, determine in good faith and advise Gerdau as to whether Co-Steel's board of directors has determined that Gerdau's proposal provides for terms that to Co-Steel and the Co-Steel Shareholders are as favourable as, or superior to, the terms of the Superior Proposal; and

          8.9.1.6. in the event that the determination referred to in section
          8.9.1.5.3 is made by Co-Steel's board of directors, immediately thereafter execute the amendment to this agreement delivered by Gerdau pursuant to section 8.9.1.5 and not take any actions in furtherance or support of the Superior Proposal.

     8.9.2. If despite its consideration of any proposal made by Gerdau under section 8.9.1.5, the board of directors of Co-Steel continues to believe, in good faith, and after consultation with its financial advisor and outside counsel, that the Superior Proposal continues to be a Superior Proposal in respect of the Gerdau proposal made pursuant to section 8.9.1.5, and therefore rejects Gerdau's amended proposal, then, subject to payment of the Termination Fee to Gerdau as provided in section 10.3.6, Co-Steel may thereupon terminate this agreement.

     8.9.3. Each successive material modification of any Alternative Proposal will constitute a new Alternative Proposal for purposes of sections 8.8 and
     8.10 and the requirement under section 8.9.1.4 to start an additional five Business Day notice period.

     8.9.4. Co-Steel will not have any rights under sections 8.8.3, 8.8.6 and
     8.9.1 after the Meeting if the Transaction Resolution is approved at the Meeting.

8.10. ADJOURNING OR POSTPONING THE MEETING.

     8.10.1. Where at any time before the Meeting (i) Co-Steel has provided Gerdau with a notice under section 8.8.5, (ii) an Alternative Proposal has been publicly disclosed or announced or (iii) Gerdau reasonably believes that a person intends to make an Alternative Proposal, and the five Business Day period under section 8.9.1.4 has not elapsed, then, subject to applicable Laws, at Gerdau's request, Co-Steel will postpone or adjourn the Meeting at the Meeting (but not beforehand without Gerdau's consent) to a date acceptable to Gerdau but not later than 20 days after the scheduled date of the Meeting.

     8.10.2. If Co-Steel provides Gerdau with notice under section 8.9.1.1 on a date that is less than five Business Days before the date of the Meeting and Gerdau has not made a proposal in accordance with section 8.9.1.5 that the directors of Co-Steel have determined in accordance with section
     8.9.1.5 provides for terms that to Co-Steel and the Co-Steel Shareholders are as favourable as, or superior to, the terms of the Superior Proposal in respect of which notice was given under section 8.9.1.1, subject to applicable Laws, Co-Steel will postpone or adjourn the Meeting to a date that is at least five Business Days but not more than 10 Business Days after the scheduled date of the Meeting.

8.11. CORPORATE GOVERNANCE MATTERS

     8.11.1. The parties agree that the following corporate governance arrangements will become effective on the Closing Date:

          8.11.1.1 on the Closing Date, the Chief Executive Officer of AmeriSteel shall be the Chief Executive Officer of Co-Steel;

          8.11.1.2 on the Closing Date, the Chief Executive Officer of Co-Steel shall be the Vice Chairman of Co-Steel;

          8.11.1.3 the board of directors of Co-Steel will be reconstituted to be comprised of a majority of independent directors, and will include such number of individuals appointed by Gerdau as would not cause the board to be comprised of a majority of non-independent directors. Co-Steel will take all steps legally available to it (but on a commercially reasonable basis) to cause the appointment of all such individuals by the Closing Date. The parties agree to seek approval of Co-Steel's shareholders to increase the size of the board by fixing it at thirteen persons. The board of directors of Co-Steel agrees to recommend that the shareholders approve such resolution. If the shareholders approve such resolution (it being agreed that the Transaction is not conditional upon this increase being approved by shareholders), Co-Steel will take all steps legally available to it (but on a commercially reasonable basis) to give effect to the resolution;

          8.11.1.4. the audit committee and human resources (compensation) committee of the Co-Steel board of directors will consist only of independent directors;

          8.11.1.5. following the Closing Date, the registered office of Co-Steel will be in Whitby, Ontario with its executive office in Tampa, Florida;

          8.11.1.6. following the Closing Date, subject to the receipt of TSX approval, the securities of Co-Steel will remain listed on the TSX; and

          8.11.1.7. during the first fiscal year following the Closing Date, the board of directors of Co-Steel will review any policies, mandates or other guidelines governing the board of directors and certain of its committees, in particular the audit committee and human resources (compensation) committee, to ensure compliance with North American corporate governance guidelines, including the TSX.

     8.11.2. For the four years after the Closing Date, the Gerdau Parties agree to vote and to cause their affiliates to vote all the Co-Steel Shares beneficially owned or controlled by them and to take and to cause their affiliates to take all such other commercially reasonable actions as are in their power to cause:

          8.11.2.1. the board of directors of Co-Steel to be comprised of a majority of independent directors (including by (a) taking all commercially reasonable actions as are in the Gerdau Parties' power to cause Co-Steel to put forward a slate of directors comprised of a majority of independent directors and voting for such directors and
          (b) by taking all commercially reasonable actions as are in the Gerdau Parties' power to cause the Co-Steel board of directors to fill any vacancies created by the death, resignation or removal of an independent director by the appointment of an independent director, it being acknowledged that the number of directors may be changed from time to time);

          8.11.2.2. the audit committee of the Co-Steel board of directors to consist only of independent directors; and

          8.11.2.3. the human resources (compensation) committee of the Co-Steel board of directors to consist of a majority of independent directors.

8.12. DIRECTORS' AND OFFICERS' INSURANCE

     The Gerdau Parties agree that, for the period from and including the Closing Date until six years after the Closing Date, it will cause Co-Steel or any successor to Co-Steel to maintain Co-Steel's current directors' and officers' insurance policy or an equivalent policy subject in either case to terms and conditions no less advantageous to the directors and officers of Co-Steel than those contained in the policy in effect on the date hereof, for all present and former directors and officers of Co-Steel, covering claims made prior to or within six years from and after the Closing Date, to the extent that directors' and officers' liability insurance coverage is commercially available at a cost no less than two times the cost as of the date hereof. The Gerdau Parties also agree that after the expiration of such six-year period it will use commercially reasonable efforts to cause such directors and officers (other than former directors and officers of Co-Steel as at the date of this agreement) to be covered under its then existing director's and officer's insurance policy, if any, to the extent that directors' and officers' liability insurance coverage is commercially available at a cost no less than two times the cost as of the date hereof. After the Closing Date, the Gerdau Parties will cause Co-Steel (or its successor) to indemnify the directors and officers of Co-Steel in accordance with its existing governing documents and any contracts of indemnity and consistent with the practice of Gerdau S.A. in respect of its own directors and officers.

                                   ARTICLE 9.
                                   CONDITIONS

9.1. MUTUAL CONDITIONS.

     The obligations of Gerdau and Co-Steel to complete the Transaction are subject to the satisfaction of the following conditions (each of which is for their mutual benefit) on or before the Closing Date:

     9.1.1. the Transaction Resolution has been approved by the Co-Steel Shareholders at the Meeting in the manner required by the TSX or other applicable Laws;

     9.1.2. no provision of any applicable Laws and no judgment, injunction, order or decree is in effect which restrains or enjoins or otherwise prohibits the Transaction;

     9.1.3. the Regulatory Approvals in Schedule A have been obtained and such Regulatory Approvals do not impose or contain terms and conditions which would, individually or in the aggregate, have a material adverse effect on Gerdau and Co-Steel and their Subsidiaries on a combined basis, or materially impair either Gerdau or Co-Steel's ability to perform its respective obligations under this agreement or prevent or materially delay the consummation of the Transaction;

     9.1.4. the lenders under the existing debt facilities of each of Co-Steel, Sayreville, Raritan, Gerdau, Gerdau S.A and the Gerdau Companies shall have each consented to the Transaction, provided such waivers, consents and amendments as required pursuant to those facilities and confirmed that the Transaction will not result in the maturity date of those facilities occurring on a date that is prior to January 15, 2004, on terms and conditions acceptable to the parties, acting reasonably; and

     9.1.5. this agreement has not been terminated pursuant to Article 10.

9.2. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF GERDAU.

     The obligation of Gerdau to complete the Transaction will be subject to the satisfaction of the following conditions (each of which is for the exclusive benefit of Gerdau and may be waived by it on or before the Closing Date):

     9.2.1. Co-Steel has performed or complied with, in all material respects, each of its obligations, agreements and covenants in this agreement to be performed and complied with by it on or before the Closing Time;

     9.2.2. the representations and warranties of Co-Steel under this agreement (which for purposes of this section 9.2.2 shall be read as though none of them contained any material adverse effect or other materiality qualification), shall be true and correct in all respects on the date of this agreement and as of the Closing Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects would not be reasonably expected to have a material adverse effect on Co-Steel;

     9.2.3. the board of directors of Co-Steel has adopted all necessary resolutions, and all other necessary corporate action has been taken by Co-Steel, to approve and permit the Transaction and to enable Co-Steel to perform its obligations under this agreement; and

     9.2.4. the Co-Steel Shares issuable as consideration for the Purchased Shares, pursuant to the Plan of Merger and on exercise of the options into which the AmeriSteel Options will be converted thereunder have been conditionally approved for listing on the TSX, subject to the filing of required documentation and payment of applicable fees.

9.3. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF CO-STEEL.

     The obligation of Co-Steel to complete the Transaction will be subject to satisfaction of the following conditions (each of which is for the exclusive benefit of Co-Steel and may be waived by it on or before the Closing Date):

     9.3.1. Each of the Gerdau Parties has performed or complied with, in all material respects, each of its obligations, agreements and covenants under this agreement to be performed and complied with by it on or before the Closing Time;

     9.3.2. the representations and warranties of each of the Gerdau Parties under this agreement (which for purposes of this section 9.3.2 shall be read as though none of them contained any material adverse effect or other materiality qualification), shall be true and correct in all respects on the date of this agreement and as of the Closing Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects would not be reasonably expected to have a material adverse effect on Gerdau;

     9.3.3. except for the guarantees provided by the Gerdau Companies under the Gerdau Credit Facility, none of the Gerdau Companies shall be party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to Liabilities, other than Liabilities of other Gerdau Companies; and

     9.3.4. the board of directors of Gerdau has adopted all necessary resolutions, and all other necessary corporate action has been taken by Gerdau, to enable Gerdau to perform its obligations under this agreement.

9.4. CLOSING MATTERS.

     Each of Gerdau and Co-Steel will deliver, at the Closing Time, any customary certificates, resolutions, legal opinions and other closing documents as may be required by the other party, acting reasonably, including a certificate signed by two senior officers of each party confirming compliance with the condition in sections 9.2.1 to 9.2.4, in the case of Co-Steel, and sections 9.3.1 to 9.3.4, in the case of Gerdau.

                                   ARTICLE 10.
                        TERMINATION, AMENDMENT AND WAIVER

10.1. TERMINATION.

     This agreement may be terminated at any time prior to the Closing Time (even if the Co-Steel Shareholders have approved the Transaction Resolution at the Meeting):

     10.1.1. by mutual agreement of Gerdau and Co-Steel acting reasonably;

     10.1.2. by Gerdau or Co-Steel, if any Laws make the Transaction or any part of it illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent Regulatory Authority enjoining Gerdau or Co-Steel from proceeding with or completing the Transaction or any part of it is entered and such judgment, injunction, order or decree has become final and non-appealable;

     10.1.3. by Gerdau or Co-Steel, if the Closing Date does not occur on or prior to December 31, 2002; provided, however, that if the Closing Date is delayed by (x) an injunction or order made by a Regulatory Authority of competent jurisdiction or (y) the parties not having obtained any Regulatory Approval which is necessary to permit the completion of the Transaction then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, and there is a reasonable prospect that it will be obtained, as applicable, this agreement may not be terminated pursuant to this section 10.1.3 until February 28, 2003; and further provided that the right to terminate this agreement pursuant to this paragraph will not be available to a party whose failure to perform any material covenant, agreement or obligation under this agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

     10.1.4. by Gerdau if: (i) the board of directors of Co-Steel fails to unanimously recommend or withdraws, modifies or changes its approval or recommendation of this agreement or the Transaction in a manner adverse to Gerdau; (ii) the board of directors of Co-Steel fails to affirm its approval or recommendation of this agreement or the Transaction within five Business Days after any written request to do so from Gerdau, unless the request is made after an Alternative Proposal is publicly disclosed or made, in which case such affirmation shall be in accordance with section 8.8.7; (iii) Co-Steel has breached its obligations under section 8.8 or 8.9; (iv) the board of directors of Co-Steel accepts, approves, recommends or enters into an agreement (other than a confidentiality agreement that complies with section 8.8.6) with any person with respect to a Superior Proposal; or (v) subject to section 8.10, through the fault (whether by commission or omission) of Co-Steel, the Transaction Resolution is not, prior to the later of 90 days after the date hereof and 35 days after the mailing of the Circular in accordance with section 2.4.3, submitted for the approval of the holders of the Co-Steel Shares at the Meeting;

     10.1.5. by either Gerdau or Co-Steel, if at the Meeting the requisite votes of the holders of Co-Steel Shares to approve the Transaction Resolution are not obtained;

     10.1.6. by Gerdau, in the event that the results of the investigations conducted pursuant to section 8.4.1 shall have, in the determination of Gerdau, acting reasonably, revealed any material inaccuracy of the representations and warranties given by Co-Steel pursuant to this agreement, which inaccuracy is not cured to the satisfaction of Gerdau, acting reasonably, within 30 days of notice thereof given by Gerdau to Co-Steel pursuant to section 8.4.3;

     10.1.7. by Co-Steel, in the event that the results of the investigations conducted pursuant to section 8.4.2 shall have, in the determination of Co-Steel, acting reasonably, revealed any material inaccuracy of the representations and warranties given by Gerdau pursuant to this agreement, which inaccuracy is not cured to the satisfaction of Co-Steel, acting reasonably, within 30 days of notice thereof given by Co-Steel to Gerdau pursuant to section 8.4.3;

     10.1.8. by Co-Steel, in the circumstances described in section 8.9.2;

     10.1.9. by Gerdau, if Co-Steel or any of its Subsidiaries has breached any of its representations, warranties, agreements or obligations in this agreement (other than those referred to in section 10.1.4), the breach of which would result in the failure to satisfy one or more conditions in section 9.2.1 or 9.2.2 and such breach is not curable or if curable is not cured within 30 days after notice of the breach has been received by Co-Steel; and

     10.1.10. by Co-Steel, if the Gerdau Parties or any of the Gerdau Companies has breached any of its representations, warranties, agreements or obligations in this agreement, the breach of which would result in the failure to satisfy one or more conditions set forth in sections 9.3.1 and
     9.3.2 and such breach is not curable or if curable is not cured within 30 days after notice of the breach has been received by Gerdau.

10.2. EFFECT OF TERMINATION.

     If this agreement is terminated in accordance with section 10.1, neither party will have any further Liability to perform its obligations under this agreement except for those under section 8.3, this section and sections 10.3 and 11.7, which will continue in effect, but nothing in this agreement (including payment of the Termination Fee or the Expense Fee) will relieve either party from Liability for any breach of any agreement or covenant contained in this agreement prior to such termination.

10.3. TERMINATION FEE AND EXPENSES.

     10.3.1. If this agreement is terminated by Gerdau pursuant to section 10.1.4, then, within three Business Days following any such termination, Co-Steel will pay the Termination Fee to Gerdau.

     10.3.2. If (i) prior to the date of the Meeting any proposal or expression of interest by a third party regarding an Alternative Proposal has been publicly disclosed or announced, and (ii) this agreement is terminated by either party pursuant to section 10.1.5, Co-Steel will pay the Termination Fee to Gerdau forthwith.

     10.3.3. If (i) prior to the date of the Meeting no proposal or expression of interest by a third party regarding an Alternative Proposal has been publicly disclosed or announced, (ii) this agreement is terminated by either party pursuant to section 10.1.5 and (iii) within 12 months after the date of such termination a bona fide Material Proposal is consummated, Co-Steel will pay the Termination Fee to Gerdau forthwith.

     10.3.4. If this agreement is terminated (i) by Gerdau pursuant to section
     10.1.9 and prior to such termination no proposal or expression of interest by a third party regarding an Alternative Proposal has been publicly disclosed or announced, or (ii) by Co-Steel pursuant to section 10.1.10, then, within three Business Days following notice of such termination, Co-Steel or Gerdau, as applicable, will pay to the terminating party in cash by wire transfer in immediately available funds to an account designated by the terminating party an amount equal to the Expense Fee as payment in full of the terminating party's costs and expenses in connection with the Transaction.

     10.3.5. If this agreement is terminated by Gerdau pursuant to section
     10.1.9 and prior to such termination a proposal or expression of interest by a third party regarding an Alternative Proposal has been publicly disclosed or announced, then (i) within three Business Days following any such termination, Co-Steel will pay to Gerdau in cash by wire transfer in immediately available funds to an account designated by Gerdau an amount equal to the Expense Fee as payment in full of Gerdau's costs and expenses in connection with the Transaction and (ii) if at any time within 12 months following the date of such termination, Co-Steel enters into any agreement for such Alternative Proposal or a bona fide Material Proposal is consummated, then, immediately prior to such agreement being entered into or such consummation, Co-Steel will pay to Gerdau forthwith the Termination Fee minus the amount of the Expense Fee previously paid under this section 10.3.5.

     10.3.6. If this agreement is terminated (i) by Gerdau pursuant to section
     10.1.6 or (ii) by Co-Steel pursuant to section 10.1.7, then, within three Business Days following notice of such termination, Co-Steel or Gerdau, as applicable, will pay to the terminating party in cash by wire transfer in immediately available funds to an account designated by the terminating party an amount equal to the Expense Fee as payment in full of the terminating party's costs and expenses in connection with the Transaction.

     10.3.6. If this agreement is terminated by Co-Steel pursuant to section 10.1.8, then, prior to such termination, Co-Steel will pay the Termination Fee to Gerdau.

10.4. AMENDMENT.

     This agreement may not be amended except by mutual written agreement of the parties.

10.5. WAIVER.

     Gerdau or Co-Steel, as applicable, may (i) extend the time for the performance by the other of any of its obligations or other acts, (ii) waive compliance by the other with any of its agreements or the fulfilment of any conditions to its own obligations contained in this agreement or (iii) waive inaccuracies in any of the other's representations or warranties contained in this agreement or in any document delivered pursuant to this agreement.

                                   ARTICLE 11.
                                     GENERAL

11.1. INVESTIGATION.

     Any investigation by either party and its advisors will not mitigate, diminish or affect the representations and warranties of the other party.

11.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     Except as otherwise provided in this agreement, the representations, warranties, agreements and covenants contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing Time except Article 3, which shall survive until the effective date of the registration statement, Article 4 and sections 8.1, 8.2, 8.11.1.7, 8.11.2, 8.12 and 11.7.

11.3. NOTICES.

     All notices and other communications under this agreement must be in writing and may be delivered personally or sent by telecopier or by a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at: (a) in the case of Gerdau:

          Gerdau Steel Inc.
          c/o Gerdau Courtice Steel Inc.

          160 Orion Place
          Cambridge, Ontario
          N1T 1R9

          Attention:                General Manager
          Telecopier No:           (519) 740-2601

          with a copy to:

          AmeriSteel Corporation
          5100 West Lemon Street
          Suite 312
          Tampa, Florida     33609
          U.S.A.

          Attention:                President
          Telecopier No:           (813) 207-2225

          with a copy to:

          Torys LLP
          Suite 3000
          79 Wellington Street West
          Box 270, TD Centre
          Toronto, Ontario
          M5K 1N2

          Attention:                Peter E.S. Jewett
          Telecopier No:           (416) 865-7380

(b)      in the case of Gerdau S.A.:

          Gerdau S.A.
          Av. Farrapos
          1811 - 90220 - 005
          Porto Alegre, RS
          Brazil

          Attention:                General Counsel
          Telecopier No:            (011-55) (51) 3323-2279

(c)      in the case of Co-Steel:

          Co-Steel Inc.
          Hopkins Street South
          Whitby, Ontario
          L1N 5T1

          Attention:                Lorie Waisberg

          Telecopier No:            (905) 665-3718

          with a copy to:

          Goodmans LLP
          2400 - 250 Yonge Street
          Toronto, Ontario
          M5B 2M6

          Attention:                Dale Lastman
          Telecopier No:            (416) 979-1234

or at such other address of which either party may advise, from time to time, the other party by notice in writing given in accordance with the foregoing. Any such notice or other communication if delivered personally will be deemed to have been given and received on the date on which it was delivered to the relevant address (if a Business Day and, if not, on the next Business Day), if sent by telecopier, will be deemed to have been given and received at the time of receipt and despite the foregoing, if any notice or other communication is received after 4:00 p.m. (Toronto time) on any Business Day or on a day other than a Business Day, it will be deemed to have been given and received the next Business Day.

11.4. ASSIGNMENT.

     Neither party may assign this agreement or any of its rights, interests or obligations under this agreement (whether by operation of law or otherwise).

11.5. BINDING EFFECT.

     This agreement is binding on, enures to the benefit of and is enforceable by, the parties and their respective successors and permitted assigns.

11.6. FURTHER ASSURANCES.

     Each party from time to time will and will at all times hereafter, at the request of the other party, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as reasonably required in order to fully perform and carry out the terms and intent of this agreement.

11.7. EXPENSES.

     11.7.1. If the Transaction closes and subject to section 10.3, Co-Steel will be responsible for all expenses in relation to this agreement and the Transaction, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors, and printing and mailing costs.

     11.7.2. If the Transaction does not close and subject to section 10.3, each party will be responsible for its own costs and expenses in relation to this agreement and the Transaction, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors, and printing and mailing costs, provided that all such costs and expenses related to the HSR Act filing will be split equally between Co-Steel and Gerdau. In particular, Co-Steel will be responsible for all costs associated with the Meeting, including printing and mailing costs and Gerdau will be responsible for any costs incurred in relation to the Plan of Merger under Article 3.

11.8. GOVERNING LAW.

     This agreement will be governed by and construed in accordance with the Laws of Ontario and the Laws of Canada applicable in Ontario.

11.9. TIME OF ESSENCE.

     Time is of the essence of this agreement.

11.10. ENTIRE AGREEMENT.

     This agreement, including the disclosure letters, constitutes the entire agreement of the parties and supersedes all other prior agreements (other than the Confidentiality Agreement, except as specifically amended by this agreement), understandings, negotiations and discussions (oral or written) between the parties with respect to the subject matter hereof and thereof.

11.11. SEVERABILITY.

     If any provision of this agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the maximum extent possible.

11.12. REMEDIES.

     Gerdau and Co-Steel acknowledge and agree that an award of money damages would be inadequate for any breach of this agreement by the other party or its Representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, Gerdau and Co-Steel agree that, in the event of any breach or threatened breach of this agreement by the other party or its Representatives, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided it is not in material default under this agreement.

11.13. COUNTERPARTS.

     This amended and restated agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

         The parties have executed this amended and restated agreement.

                       GERDAU STEEL INC.
                       By:
                              --------------------------------------------------
                              Name:
                              Title:


                       GERDAU S.A.
                       By:
                              --------------------------------------------------
                              Name:
                              Title:


                       CO-STEEL INC.
                       By:
                              --------------------------------------------------
                              Name:
                              Title:

                                   SCHEDULE A

                        REGULATORY APPROVALS AND CONSENTS

(a)  any required approvals under the ICA;

(b) either the Commissioner shall have issued an advance ruling certificate pursuant to section 102 of the Competition Act in respect of the Transaction, or the applicable waiting period under Part IX of the Competition Act shall have expired (or shall have been waived by the Commissioner or a person authorized by him) and the Commissioner shall have advised Gerdau in writing that he does not, at that time, have grounds on which to apply to the Competition Tribunal for an order under the merger provisions of the Competition Act in respect of the Transaction, such advice being on terms and in a form satisfactory to Gerdau, acting reasonably, and not having been rescinded or amended;

(c) the expiry or termination of any applicable waiting periods, and the receipt of any required approvals, under the HSR Act and other applicable competition or anti-trust Laws in the U.S. or elsewhere;

(d) conditional approval of the TSX of (i) the listing of the Co-Steel Shares issuable as consideration for the Purchased Shares, (ii) the listing of the Co-Steel Shares issuable pursuant to the Plan of Merger and on exercise of the options into which the AmeriSteel Options will be converted thereunder and (iii) the Transaction;

(e) consents under each of Co-Steel's and Gerdau's debt facilities as described in section 9.1.4; and

(f) apply for and obtain (i) an amendment to the existing remediation agreement under New Jersey Industrial Site Recovery Act ("ISRA") for Sayreville's properties in Keasbey, New Jersey and Sayreville, New Jersey and (ii) a remediation agreement under ISRA for Raritan's property in Perth Amboy, New Jersey.

                                   SCHEDULE B

                            AMERISTEEL PLAN OF MERGER

                                 PLAN OF MERGER
                                     BETWEEN
                             AMERISTEEL CORPORATION
                                       AND
                              GERDAU FLORIDA, INC.

                                    ARTICLE 1
                                     GENERAL

     A. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Gerdau Florida, Inc., a Florida corporation, ("Florida Co.") shall be merged (the "Merger") with and into AmeriSteel Corporation, a Florida corporation, (the "Corporation"), whereupon the separate corporate existence of Florida Co. shall cease and the Corporation shall be the surviving corporation (sometimes, the "Surviving Corporation") and shall continue to be governed by the laws of the State of Florida. Each of the Corporation and Florida Co. is a subsidiary of Gerdau USA, with such parent corporation owning at least 80% of the outstanding shares of each class of outstanding stock of each subsidiary. Accordingly, the Merger shall be effected pursuant to the provisions of Section 607.1104, Florida Statutes.

     B. Articles of Merger; Effective Time. Thirty one days (or the next business day thereafter if such 31st day is a Saturday, Sunday or holiday) after notice of this Plan of Merger has been mailed to the stockholders of Florida Co. and the Corporation, in accordance with the provisions of Section 607.1104, Florida Statutes, the parties hereto shall cause the Merger to be consummated by the execution and filing of Articles of Merger with the Secretary of State of the State of Florida (the "Articles of Merger"), together with the appropriate fees. The merger shall become effective immediately upon the acceptance of the filing of the Articles of Merger by the Secretary of State of the State of Florida. The time and date when the Merger shall become effective is hereinafter referred to as the "Effective Time."

     C. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of the Corporation as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation of the Surviving Corporation, until amended. At the Effective Time, the Bylaws of the Corporation as in effect immediately prior to the Effective Time, shall be and remain the Bylaws of the Surviving Corporation until amended.

     D. Property and Liabilities of Constituent Corporations. The identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of the Corporation shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of Florida Co. shall be merged into the Corporation. The Surviving Corporation shall, from and after the Effective Time, possess all the rights, privileges, powers, and franchises of whatsoever nature and description, of a public as well as of a private nature, of Florida Co. and of the Corporation; all rights, privileges, powers, and franchises of each of the Corporation and of Florida Co., and all property, real, personal, and mixed, and debts due to either of the Corporation or of Florida Co. on whatever account shall be vested in the

Surviving Corporation; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Corporation and Florida Co. The title to any real estate vested by deed or otherwise in either of the Corporation or Florida Co. shall not revert or be in any way impaired by reason of the Merger. From and after the Effective Time, all rights of creditors and all liens upon the property of Florida Co. shall be preserved unimpaired, and all debts, liabilities, and duties of Florida Co. shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.

                                    ARTICLE 2
                        CONVERSION AND EXCHANGE OF STOCK

     A. Stock of the Corporation.


     (a) Each share of common stock of the Corporation issued and outstanding immediately prior to the Effective Time, other than the shares owned by Gerdau USA Inc. ("Gerdau USA"), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive 9.4617 common shares of Co-Steel Inc. (to be renamed Gerdau AmeriSteel Corporation) ("Newco"). No fractional shares of Newco shall be issued, but each holder who would otherwise be entitled to a fractional share shall instead be entitled to receive an amount in cash (rounded to the nearest whole cent) equal to the product of (i) the fraction multiplied by (ii) the closing price of a Newco share on the Toronto Stock Exchange on the last business day immediately prior to the Effective Time multiplied by (iii) the exchange rate for the U.S. Dollar Equivalent of a Canadian Dollar on the last business day immediately prior to the Effective Time as reported in the Exchange Rate chart in the Wall Street Journal.

     (b) Each share of common stock of the Corporation issued and outstanding immediately prior to the Effective Time that is owned by Gerdau USA shall, by virtue of the Merger and without any action on the part of the holder thereof, remain outstanding as one share of common stock of the Corporation.

     B. Stock of Florida Co. Each share of common stock of Florida Co. issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled.

     C. Options of the Corporation. Each issued and outstanding stock option to purchase shares of the Corporation's common stock (an "Option") granted under any stock option or compensation plan or arrangement of the Corporation, whether or not then exercisable, shall at the Effective Time be converted into an option (the "Newco Option") to acquire, on substantially the same terms and conditions as were applicable under such Option immediately prior to the Effective Time and which option shall be considered issued under and subject to the terms of the applicable stock option plan, the number of Newco common shares determined by multiplying the number of shares of the Corporation's common stock that were covered by such Option immediately prior to the Effective Time by 9.4617 (the "Option Exchange Ratio") (rounded as hereinafter provided) at a price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of the Corporation's common stock immediately prior to the Effective Time under such Option divided by (ii) the Option Exchange Ratio; provided, however, that with respect to Options with the same exercise price and option term, the number of Newco common shares to be represented by the Newco Option shall be computed on an aggregate basis so as to create options for whole Newco common shares, with any then remaining fractional share rounded up the nearest whole share. As soon as practicable after the Effective Time, Newco shall deliver to each holder of an Option a stock option agreement or certificate issued under the applicable stock option plan as a replacement for the stock option certificate previously provided to such holder by the Corporation and evidencing the Newco Option and setting forth such holder's rights pursuant thereto, including the number of Newco common shares purchasable under the converted stock option and replacement option agreement or certificate and the corresponding exercise price thereunder. In addition, Newco shall take all corporate action necessary to reserve for issuance a sufficient number of Newco common shares for delivery upon exercise of a Newco Option. As soon as practicable after the Effective Time, Newco shall file a registration statement on Form S-8 (or any successor or appropriate forms), or another appropriate form, with respect to the shares of Newco common stock subject to the Newco Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Newco Options remain outstanding.

     D. Exchange of Stock Certificates. As of the Effective Time, all shares of the Corporation's common stock previously outstanding, other than the shares owned by Gerdau USA, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. Each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive with respect to each share represented thereby the consideration, if any, set forth in Section 2.1(a) and any cash in lieu of fractional shares of Newco common stock to be issued or paid in consideration therefor upon the surrender of such certificate, without interest. Immediately after the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of the Corporation's common stock shall surrender the same to the Surviving Corporation or to an agent or agents designated by the Surviving Corporation, and shall thereupon be entitled to receive such consideration, without interest.